Form 10-K405, Exhibit 13
period 1998-12-31
MILLBURN WORLD RESOURCE TRUST
filed 1999-03-31
CIK 943487

                                                                   Exhibit 13.01

                        THE MILLBURN WORLD RESOURCE TRUST

                              FINANCIAL STATEMENTS

                               For the years ended
                        December 31, 1998, 1997 and 1996

THE MILLBURN WORLD RESOURCE TRUST

INDEX



                                                                                                Pages

Affirmation of Millburn Ridgefield Corporation                                                   F-1

Independent Accountants Report                                                                   F-2

Financial Statements:
   Statements of Financial Condition as of December 31, 1998 and 1997                            F-3

   Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996                 F-4

   Statements of Changes in Trust Capital for the Years Ended
      December 31, 1998, 1997 and 1996                                                           F-5

   Notes to Financial Statements                                                               F-6-F-11

THE MILLBURN WORLD RESOURCE TRUST

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION


In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust, as of December 31, 1998 and 1997 and the related statements of operations and changes in Trust capital for the years ended December 31, 1998, 1997 and 1996 are complete and accurate.





GEORGE E. CRAPPLE, VICE CHAIRMAN
MILLBURN RIDGEFIELD CORPORATION
MANAGING OWNER OF THE MILLBURN WORLD RESOURCE TRUST

REPORT OF INDEPENDENT ACCOUNTANTS


To the Unitholders of
The Millburn World Resource Trust:

In our opinion, the accompanying statements of financial condition as of December 31, 1998 and 1997, and the related statements of operations and the statements of changes in Trust capital for the years ended December 31, 1998, 1997 and 1996 present fairly, in all material respects, the financial position of The Millburn World Resource Trust, as of December 31, 1998 and 1997, and the results of its operations for each of the three years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


New York, New York                          PricewaterhouseCoopers LLP
January 20, 1999

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 1998 AND 1997



                                   ASSETS:                                              1998                1997
                                                                                 -----------------  -----------------
Equity in trading accounts:
  Cash                                                                           $      3,646,692   $      2,105,808
  Investments in U.S. Treasury bills - at value (amortized
    cost $19,502,626 and $16,490,244 at December 31,
    1998 and 1997, respectively) (Note 2)                                              19,502,626         16,490,244
  Options owned, at market value (cost $396,056
    at December 31, 1997)                                                                       -            559,110
  Unrealized appreciation on open contracts                                             6,974,974          4,753,326
  Unrealized depreciation on open contracts                                            (1,457,528)                 -
                                                                                 -----------------  -----------------

    Total equity in trading accounts                                                   28,666,764         23,908,488

Money market fund                                                                       2,278,968          9,944,556
Investment in U.S. Treasury bills - at value (amortized cost
  $45,491,917 and $41,009,510 at December 31,
  1998 and 1997, respectively) (Note 2)                                                45,491,917         41,009,510
                                                                                 -----------------  -----------------
    Total assets                                                                 $     76,437,649   $     74,862,554
                                                                                 -----------------  -----------------
                                                                                 -----------------  -----------------

              LIABILITIES AND TRUST CAPITAL:

Accounts payable and accrued expenses                                            $         62,706   $         73,925
Redemptions payable to unitholders, net (Note 9)                                        2,066,608            773,980
Accrued brokerage fees (Note 4)                                                           487,698            443,746
                                                                                 -----------------  -----------------
    Total liabilities                                                                   2,617,012          1,291,651
                                                                                 -----------------  -----------------

Trust capital (Notes 4, 9 and 10):
  Managing Owner interest                                                                 873,631            776,209
  Unitholders, (59,096.099 and 61,563.868 Units of Beneficial
  Interest outstanding at December 31, 1998 and 1997,
    respectively)                                                                      72,947,006         72,794,694
                                                                                 -----------------  -----------------
    Total Trust capital                                                                73,820,637         73,570,903
                                                                                 -----------------  -----------------
    Total liabilities and Trust capital                                          $     76,437,649   $     74,862,554
                                                                                 -----------------  -----------------
                                                                                 -----------------  -----------------

See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                            1998          1997            1996
                                                       -------------  ------------   --------------
Income (Note 2):
  Net gains (losses) on trading of futures,
  forward and option contracts:
   Realized gains (losses):
    Futures and forwards                              $    5,390,695  $   4,123,599    $   7,778,511
    Options                                                1,114,879       (486,783)         750,368
   Change in unrealized appreciation
    (depreciation):
      Futures and forwards                                   764,120      1,548,085          489,201
      Options                                               (163,054)       (73,486)         123,713
                                                       --------------  -------------   --------------
                                                           7,106,640      5,111,415        9,141,793
      Less, Brokerage fees (Note 4)                        6,528,321      6,057,327        3,998,675
                                                       --------------  -------------   --------------

      Net realized and unrealized gains
       (losses) on trading of futures,
       forward and option contracts                          578,319       (945,912)       5,143,118

Interest income                                            3,810,780      3,467,544        2,115,972
Foreign exchange gain (loss)                                (198,930)        62,685          (72,910)
                                                       --------------  -------------   --------------
    Total income                                           4,190,169      2,584,317        7,186,180
                                                       --------------  -------------   --------------

Expenses (Note 2):
  Profit share (Note 4)                                            -        695,667          829,081
  Administrative expenses                                    581,101        345,473          519,753
                                                       --------------  -------------   -------------
                                                             581,101      1,041,140        1,348,834
                                                       --------------  -------------   -------------
    Net income                                         $   3,609,068   $  1,543,177    $   5,837,346
                                                       --------------  -------------   -------------
                                                       --------------  -------------   -------------
    Net income per Unit of
    Beneficial Interest (Note 10)                      $       51.95   $      32.29    $       99.45
                                                       --------------  -------------   -------------
                                                       --------------  -------------   -------------

See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                         NEW PROFITS
                                                                            MEMO
                                                       UNITHOLDERS         ACCOUNT       MANAGING OWNER         TOTAL
                                                      -------------      -----------    ----------------    -------------
Trust Capital at December 31, 1995                    $  25,201,890      $        -     $      730,387      $ 25,932,277

Proceeds from sale of  30,447.310 Units of
  Beneficial Interest                                    31,099,099               -            217,000        31,316,099

Net income                                                5,735,662             712            100,972         5,837,346

Redemptions (6,951.474 Units of Beneficial Interest)     (7,313,645)              -           (460,840)       (7,774,485)

Limited Partnership Units (97.608) allocated                      -               -                  -                 -
Managing Owner's Profit Share                                     -         829,081                  -           829,081

Transfer from New Profits Memo Account to
  Managing Owner                                                  -        (829,793)           829,793                 -
    Trust capital at December 31, 1996                   54,723,006               -          1,417,312        56,140,318

Proceeds from sale of 22,517.798 Units
of Beneficial Interest                                   26,834,427           7,679            115,000        26,957,106

Net income                                                1,469,088             323             73,766         1,543,177

Redemptions (8,664.831 Units of Beneficial
  Interest)                                             (10,231,827)         (8,002)        (1,525,536)      (11,765,365)

Limited Partnership Units (131.370) allocated                     -               -                  -                 -

Managing Owner's Profit Share                                     -         695,667                  -           695,667

Transfer from New Profits Memo Account
  to Managing Owner                                               -        (695,667)           695,667                 -
                                                      -------------      ----------     --------------     -------------
    Trust capital at December 31, 1997                   72,794,694               -            776,209        73,570,903

Proceeds from sale of (9,536.800) Units of
    Beneficial Interest                                  11,163,820               -                  -        11,163,820

Net income                                                3,511,646          97,422                            3,609,068

Redemptions (12,173.848) Units of Beneficial
    Interest)                                           (14,523,154)              -                  -       (14,523,154)

Limited Partnership Units (169.279) allocated                     -               -                  -                 -
                                                      -------------      ----------     --------------     -------------
    Trust capital at December 31, 1998                $  72,947,006      $        -     $      873,631     $  73,820,637
                                                      -------------      ----------     --------------     -------------
                                                      -------------      ----------     --------------     -------------

See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION:

     The Millburn World Resource Trust (the "Trust") was organized on June 7, 1995 under the Delaware Business Trust Act. The Trust is engaged in speculative trading in the futures, options and forward markets. The instruments that are traded by the Trust are volatile and involve a high degree of risk. The Trust commenced trading operations on September 13, 1995.

     Millburn Ridgefield Corporation (the "Managing Owner") has agreed to make additional capital contributions, subject to certain possible exceptions in order to maintain its capital account at not less than 1% of the total capital accounts of the Trust. The Managing Owner and the holders of the Units of Beneficial Interest ("Units") issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage commissions and profit share allocations. There are 63,400 Units authorized for sale.



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a.    INVESTMENTS

           Open options, futures and forward contracts are valued at market value.

           Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures, forward and option contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in the statements of operations in net gains (losses) on trading of futures, forward and option contracts.

           Investments in U.S. government obligations are valued at cost plus amortized discount which approximates value. Amortization of discount is reflected as interest income.

     b.    FOREIGN CURRENCY TRANSLATION

           Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

     c.    INCOME TAXES

           Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on his share of the Trust's income and expenses.

THE MILLBURN WORLD RESOURCE TRUST

     d.    ESTIMATES:

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

     e.    RIGHT OF OFFSET:

           The customer agreements between the Trust and certain brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.



3.   ORGANIZATION AND OFFERING COSTS:

     Organizational and initial offering costs (exclusive of selling commissions), estimated at $600,000, were advanced by the Managing Owner and were reimbursed by the Trust in 24 equal monthly installments, subject to a provision that the monthly installments received during any fiscal year did not in the aggregate exceed 0.167 of 1% (a 2% annual rate) of the month-end Net Asset Value of the Trust as of each of the months elapsed during such fiscal year including the month of determination. The reimbursement of these costs was completed in the year ended December 31, 1997. The total costs were deducted from Trust capital upon commencement of trading, and reduced the redemption value per Unit to the extent that the reimbursement payments were made to the Managing Owner. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.


4.   TRUST AGREEMENT:

     The Trust Agreement provides that the Managing Owner shall control, conduct and manage the business of the Trust, and may make all trading decisions.

     The Trust pays brokerage fees to the Managing Owner at the annual rate of 9.0% of the Trust's average month-end Net Assets of Unitholders interests (prior to reduction for accrued brokerage fees or Profit Share). The Managing Owner retains the right to charge less than the annual brokerage rate of 9% to those subscribers who either invest $1,000,000 or more in the Units or subscribe without incurring the selling commission paid by the Managing Owner.

THE MILLBURN WORLD RESOURCE TRUST

4.   TRUST AGREEMENT (CONTINUED):

     The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust's futures and options trades, including brokerage commissions payable to the clearing brokers.

     Profit Share equal to 17.5% of any New Trading Profits (as defined) in excess of the highest cumulative level of Trading Profit as of any previous calendar quarter-end is added to the New Profits Memo Account. A transfer from such account to the Managing Owner's capital account is made to the extent taxable capital gains are allocated to the Managing Owner.

     The Trust pays its legal, accounting, auditing, printing, postage and similar administrative expenses (including the Trustee's fees, the charges of an outside accounting services agency and the expenses of updating the Prospectus), as well as extraordinary costs.

5.   TRADING ACTIVITIES:

     All of the derivatives, owned by the Trust, including options, futures and forwards, are held for trading purposes. The results of the Trust's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments, at December 31, 1998 and 1997, respectively, was $5,517,446 and $5,312,436. The average fair value during the periods then ended (calculated on a monthly basis), approximated $4,407,653 and $3,510,394, respectively.

     The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 1998 and 1997, respectively, cash and treasury bills, aggregating $23,149,318 and $18,596,052, included in the Trust's equity in trading accounts are held by such brokers in segregated accounts as required by U.S. Commodity Futures Trading Commission's regulations.

6.   DERIVATIVE INSTRUMENTS:

     The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include forwards, futures and options, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates. These instruments may be traded on an exchange or over-the-counter. Exchange traded instruments are standardized and include futures and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk.

THE MILLBURN WORLD RESOURCE TRUST

6.   DERIVATIVE INSTRUMENTS:

     Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Trust must rely solely on the credit of the individual counterparties. The Trust's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition, not to the contract or notional amounts of the instruments.



7.   OPEN DERIVATIVE INSTRUMENTS (CONTRACTS) AT DECEMBER 31, 1998 AND 1997:

                                          DECEMBER 31, 1998                         DECEMBER 31, 1997
                              -----------------------------------------  ------------------------------------------
                                       NOTIONAL OR CONTRACTUAL                    NOTIONAL OR CONTRACTUAL
                                        AMOUNT OF COMMITMENTS                      AMOUNT OF COMMITMENTS
                              -----------------------------------------  ------------------------------------------
                                   TO PURCHASE             TO SELL             TO PURCHASE            TO SELL
                              --------------------- ---------------------  -------------------  -------------------

Financial instruments          $  93,685,000          $   372,011,000         $ 308,387,000         $  89,641,000
Stock indices                      7,448,000               17,333,000               600,000            17,726,000
Currencies*                       49,459,000               32,720,000            16,768,000            48,924,000
Energy                                   --                18,327,000                   --             33,784,000
Agricultural                      11,304,000               24,688,000            21,519,000            21,184,000
Metals                             1,295,000               30,190,000                   --             30,027,000
                               -------------          ---------------         -------------         -------------

                               $ 163,191,000          $   495,269,000         $ 347,274,000         $ 241,286,000
                               -------------          ---------------         -------------         -------------
                               -------------          ---------------         -------------         -------------

*Currencies include offsetting commitments to purchase and sell the same currency on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

THE MILLBURN WORLD RESOURCE TRUST

7. OPEN DERIVATIVE INSTRUMENTS (CONTRACTS) AT DECEMBER 31, 1998 AND 1997 (CONTINUED):

     The notional or contractual amounts of these derivative instruments, while not recorded in the financial statements reflect the extent of the Trust's involvement in these instruments.

                                       NOTIONAL OR CONTRACTUAL              UNREALIZED APPRECIATION
                                         AMOUNT OF COMMITMENTS                   (DEPRECIATION)
                               --------------------------------------   ---------------------------------
                                  TO PURCHASE             TO SELL            GROSS             NET
                               -----------------     ----------------   --------------    ---------------
DECEMBER 31, 1998:
Exchange traded                 $  113,732,000        $  462,549,000     $  8,180,903     $  6,717,476
Non-exchange traded                 49,459,000            32,720,000          637,335       (1,200,030)
                               -----------------      ---------------    -------------    ---------------

                                $  163,191,000        $  495,269,000     $  8,818,238     $  5,517,446
                               -----------------      ---------------    -------------    ---------------
                               -----------------      ---------------    -------------    ---------------

DECEMBER 31, 1997:
Exchange traded                 $  331,269,000        $  192,362,000     $  5,134,786     $  4,431,017
Non-exchange traded                 16,005,000            48,924,000          691,714          485,363
                               -----------------      ---------------    -------------    ---------------

                                $  347,274,000        $  241,286,000     $  5,826,500     $  4,916,380***
                               -----------------      ---------------    --------------   ---------------
                               -----------------      ---------------    --------------   ---------------

***Includes net unrealized appreciation on exchange traded options of $163,054.



8.   TERMINATION:

     The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and Trust Agreement.

9.   REDEMPTIONS:

     Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined) as of the close of business on the last business day of any calendar month on ten business days' written notice to the Managing Owner. Persons who redeem Units at or prior to the end of the first and second successive six-month periods after such Units are sold will be assessed redemption charges of 4% and 3%, respectively (3% and 2%, respectively, in the case of subscriptions of $1,000,000 or more), of their redeemed Units' Net Asset Value as of the date of redemption. All redemption charges will be paid to the Managing Owner.

THE MILLBURN WORLD RESOURCE TRUST

10.  NET ASSET VALUE PER UNIT:

     Changes in net asset value per Unit during the years ended December 31, 1998, 1997 and 1996:


                                                     YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                       1998             1997           1996
                                                   -------------    -----------    ------------
Net realized and unrealized gains (losses)
  on futures, forwards and options                 $      8.32      $   (19.79)    $    87.62
Interest income                                          54.85           72.56          36.05
Foreign exchange gain (loss)                             (2.86)           1.31          (1.24)
Profit share expense                                         -          (14.56)        (14.12)
Administrative expenses                                  (8.36)          (7.23)         (8.86)
                                                   ------------     -----------    -----------

     Net income per unit                                 51.95           32.92          99.45

Net asset value per Unit, beginning of year           1,182.43        1,150.14       1,050.69
                                                   ------------     -----------    -----------

     Net asset value per Unit,
       end of year                                 $  1,234.38      $ 1,182.43     $ 1,150.14
                                                   ------------     -----------    -----------
                                                   ------------     -----------    -----------
Redemption value per Unit
  (before redemption charge)                       $  1,234.38      $ 1,182.43     $ 1,154.81
                                                   ------------     -----------    -----------
                                                   ------------     -----------    -----------

11.  SUBSEQUENT EVENTS:

     Effective January 1, 1999, approximately $2,050,000 and $200,000 in redemptions and subscriptions, respectively, were made by unitholders.