Form 10-K405, Exhibit 13
period 1999-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2000-03-30
CIK 943487

                                                                   Exhibit 13.01

MILLBURN WORLD RESOURCE TRUST.                                               F-1
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION
--------------------------------------------------------------------------------


In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust, at December 31, 1999 and 1998 and the related statements of operations and of changes in Trust capital for the years ended December 31, 1999, 1998 and 1997 are complete and accurate.

GEORGE E. CRAPPLE, CO - CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
MANAGING OWNER OF THE MILLBURN WORLD RESOURCE TRUST

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Unitholders of
The Millburn World Resource Trust:

In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in Trust capital present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 1999 and 1998, and the results of its operations for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

February 11, 2000

THE MILLBURN WORLD RESOURCE TRUST                                            F-3
STATEMENTS OF FINANCIAL CONDITION
AT DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

ASSETS                                                                         1999               1998
Equity in trading accounts:
  Cash                                                                       $  2,885,005       $   3,646,692
  Investments in U.S. Treasury bills - at value (amortized
    cost $20,714,304 and $19,502,626 at December 31,
    1999 and 1998, respectively) (Note 2)                                      20,714,304          19,502,626
  Unrealized appreciation on open contracts                                     3,240,145           6,974,974
  Unrealized depreciation on open contracts                                      (259,646)         (1,457,528)
                                                                          ----------------  ------------------
         TOTAL EQUITY IN TRADING ACCOUNTS                                      26,579,808          28,666,764

Money market fund                                                               2,534,912           2,278,968
Investment in U.S. Treasury bills - at value (amortized cost
  $24,036,104 and $45,491,917 at December 31,
  1999 and 1998, respectively) (Note 2)                                        24,036,104          45,491,917
                                                                          ----------------  ------------------
         TOTAL ASSETS                                                        $ 53,150,824        $ 76,437,649
                                                                          ----------------  ------------------
                                                                          ----------------  ------------------
LIABILITIES AND TRUST CAPITAL

Accounts payable and accrued expenses                                        $     70,961        $     62,706
Redemptions payable to unitholders, net (Note 8)                                2,261,893           2,066,608
Accrued brokerage fees (Note 4)                                                   333,354             487,698
                                                                          ----------------  ------------------
         TOTAL LIABILITIES                                                      2,666,208           2,617,012
                                                                          ----------------  ------------------

    Trust capital (Notes 4, 8 and 9):

    Managing Owner interest                                                       848,658             873,631
    Unitholders, (44,722.052 and 59,096.099 Units of Beneficial
      Interest outstanding at December 31, 1999 and 1998,
      respectively)                                                            49,635,958          72,947,006
                                                                          ----------------  ------------------
         TOTAL TRUST CAPITAL                                                   50,484,616          73,820,637
                                                                          ----------------  ------------------
         TOTAL LIABILITIES AND TRUST CAPITAL                                 $ 53,150,824        $ 76,437,649
                                                                          ----------------  ------------------
                                                                          ----------------  ------------------


                 See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                            F-4
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                           1999               1998                 1997
Income (Note 2):
  Net gains (losses) on trading of futures,
  forward and option contracts
    Realized gains (losses)
      Futures and forwards                                $ (913,247)        $  5,390,695         $  4,123,599
      Options                                                      -            1,114,879             (486,783)
    Change in unrealized appreciation
      (depreciation):
        Futures and forwards                              (2,536,947)             764,120            1,548,085
        Options                                                    -             (163,054)             (73,486)
                                                      ---------------   ------------------  -------------------
                                                      ---------------   ------------------  -------------------
                                                          (3,450,194)           7,106,640            5,111,415
        Less, Brokerage fees (Note 4)                      5,496,697            6,528,321            6,057,327
                                                      ---------------   ------------------  -------------------
          NET REALIZED AND UNREALIZED GAINS
            (LOSSES) ON TRADING OF FUTURES,
            FORWARD AND OPTION CONTRACTS                  (8,946,891)             578,319             (945,912)

  Interest income                                          3,026,673            3,810,780            3,467,544
  Foreign exchange gain (loss)                               (33,211)            (198,930)              62,685
                                                      ---------------   ------------------  -------------------
          TOTAL INCOME (LOSS)                             (5,953,429)           4,190,169            2,584,317
                                                      ---------------   ------------------  -------------------
Expenses (Note 2):
  Profit share (Note 4)                                            -                    -              695,667
  Administrative expenses                                    389,267              581,101              345,473
                                                      ---------------   ------------------  -------------------
                                                             389,267              581,101            1,041,140
                                                      ---------------   ------------------  -------------------
          NET INCOME (LOSS)                              $(6,342,696)        $  3,609,068         $  1,543,177
                                                      ---------------   ------------------  -------------------
                                                      ---------------   ------------------  -------------------
          NET INCOME (LOSS) PER UNIT OF
            BENEFICIAL INTEREST (NOTE 9)                   $ (124.50)          $    51.95           $    32.29
                                                      ---------------   ------------------  -------------------
                                                      ---------------   ------------------  -------------------



                 See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                            F-5
STATEMENTS OF CHANGES IN TRUST CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                    NEW PROFITS
                                                                       MEMO            MANAGING
                                                  UNITHOLDERS         ACCOUNT            OWNER             TOTAL
                                                  -----------       ------------      ----------        ------------
    TRUST CAPITAL AT DECEMBER 31, 1996             $54,723,006         $       -      $  1,417,312      $ 56,140,318

Proceeds from sale of  22,517.798 Units of
  Beneficial Interest                               26,834,427             7,679           115,000        26,957,106

Net income                                           1,469,088               323            73,766         1,543,177

Redemptions (8,664.831 Units of
  Beneficial Interest)                             (10,231,827)           (8,002)       (1,525,536)      (11,765,365)
Limited Partnership Units (131.370) allocated                -                 -                 -                 -
Managing Owner's Profit Share                                -           695,667                 -           695,667
Transfer from New Profits Memo Account to
  Managing Owner                                             -          (695,667)          695,667                 -
                                                ---------------  ----------------  ----------------  ----------------

    TRUST CAPITAL AT DECEMBER 31, 1997              72,794,694                 -           776,209        73,570,903

Proceeds from sale of 9,536.800 Units
  of Beneficial Interest                            11,163,820                 -                 -        11,163,820

Net income                                           3,511,646                              97,422         3,609,068

Redemptions (12,173.848 Units of Beneficial
  Interest)                                        (14,523,154)                -                 -       (14,523,154)
Limited Partnership Units (169.279) allocated                -                 -                 -                 -
                                                ---------------  ----------------  ----------------  ----------------
                                                    72,947,006                 -           873,631        73,820,637
                                                ---------------  ----------------  ----------------  ----------------

    TRUST CAPITAL DATED DECEMBER 31, 1998

Proceeds from sale of 3,163.697 Units of
  Beneficial Interest                                3,655,051                 -                 -         3,655,051

Net loss                                            (6,317,723)                -           (24,973)       (6,342,696)

Redemptions (17,657.948 Units of Beneficial
  Interest)                                        (20,648,376)                -                 -       (20,648,376)
Limited Partnership Units (120.204) allocated                -                 -                 -                 -
                                                ---------------  ----------------  ----------------  ----------------

    TRUST CAPITAL DATED DECEMBER 31,91999          $49,635,958         $       -       $   848,658      $ 50,484,616
                                                ---------------  ----------------  ----------------  ----------------
                                                ---------------  ----------------  ----------------  ----------------


                 See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                            F-6
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.       PARTNERSHIP ORGANIZATION

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

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

         d.       ESTIMATES

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

         e.       RIGHT OF OFFSET

                  The customer agreements between the Trust and certain brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

THE MILLBURN WORLD RESOURCE TRUST                                            F-7
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.       ORGANIZATION AND OFFERING COSTS

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

4.       TRUST AGREEMENT

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

5.       TRADING ACTIVITIES

         All of the derivatives owned by the Trust, including options, futures and forwards, are held for trading purposes. The results of the Trust's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments, at December 31, 1999 and 1998, respectively, was $2,980,499 and $5,517,446.

         The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 1999 and 1998, respectively, cash and treasury bills, aggregating $23,599,309 and $23,149,318, included in the Trust's equity in trading accounts are held by such brokers in segregated accounts as required by U.S. Commodity Futures Trading Commission's regulations or by the counterparty bank or broker.

THE MILLBURN WORLD RESOURCE TRUST                                            F-8
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.       DERIVATIVE INSTRUMENTS

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

         The fair value of the Partnership's derivative financial instruments at December 31, 1999 and 1998 is detailed below:

                                                                        UNREALIZED APPRECIATION
                                                                            (DEPRECIATION)
                                                                  ------------------------------------
                                                                       GROSS               NET
DECEMBER 31, 1999:
  Exchange traded                                                      $ 3,288,946        $ 2,846,384
  Non-exchange traded                                                      402,364            134,115
                                                                  -----------------  -----------------
                                                                       $ 3,691,310        $ 2,980,499
                                                                  -----------------  -----------------
                                                                  -----------------  -----------------
DECEMBER 31, 1998:
  Exchange traded                                                      $ 8,180,903        $ 6,717,476
  Non-exchange traded                                                      637,335         (1,200,030)
                                                                  -----------------  -----------------
                                                                       $ 8,818,238        $ 5,517,446
                                                                  -----------------  -----------------
                                                                  -----------------  -----------------

7.       TERMINATION

         The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and Trust Agreement.

THE MILLBURN WORLD RESOURCE TRUST                                            F-9
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.       REDEMPTIONS

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

         Effective January 1, 2000, approximately $2,133,426 in redemptions were made by unitholders.

9.       NET ASSET VALUE PER UNIT

         Changes in net asset value per Unit during the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                        1999               1998                 1997
    Net realized and unrealized gains (losses)
      on futures, forwards and options                   $ (173.00)         $     8.32           $   (19.79)
    Interest income                                          56.51               54.85                72.56
    Foreign exchange gain (loss)                             (0.65)              (2.86)                1.31
    Profit share expense                                         -                   -               (14.56)
    Administrative expenses                                  (7.36)              (8.36)               (7.23)
                                                   ----------------  ------------------   ------------------
             NET INCOME (LOSS) PER UNIT                    (124.50)              51.95                32.29

    Net asset value per Unit, beginning of year           1,234.38            1,182.43             1,150.14
                                                   ----------------  ------------------   ------------------
             NET ASSET VALUE PER UNIT,
               END OF YEAR                              $ 1,109.88         $  1,234.38          $  1,182.43
                                                   ----------------  ------------------   ------------------
                                                   ----------------  ------------------   ------------------



10.      NEW ACCOUNTING PRONOUNCEMENT

         The Trust adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, on January 1, 1999. SFAS 133 requires that an entity recognize all derivative instruments in the statement of financial condition and measure those financial instruments at fair value. SFAS 133 has no impact on the Trust's capital and operating results as all derivative instruments are recorded at fair value, with changes therein reported in the statements of operations.