Form 10-K405, Exhibit 13
period 2000-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2001-04-02
CIK 943487

                              THE MILLBURN WORLD

                                RESOURCE TRUST

                             FINANCIAL STATEMENTS

                             FOR THE YEARS ENDED

                       DECEMBER 31, 2000, 1999 AND 1998

THE MILLBURN WORLD RESOURCE TRUST
INDEX
-------------------------------------------------------------------------------


                                                                      PAGES

Affirmation of Millburn Ridgefield Corporation                         F-1

Report of Independent Accountants                                      F-2

Financial Statements:
   Statements of Financial Condition at December 31, 2000 and 1999     F-3

   Statements of Operations for the Years Ended December 31, 2000,
      1999 and 1998                                                    F-4

   Statements of Changes in Trust Capital for the Years Ended
      December 31, 2000, 1999 and 1998                                 F-5

   Notes to Financial Statements                                  F-6- F-9

MILLBURN WORLD RESOURCE TRUST
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION
-------------------------------------------------------------------------------




In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust, at December 31, 2000 and 1999 and the related statements of operations and of changes in trust capital for the years ended December 31, 2000, 1999 and 1998 are complete and accurate.




HARVEY BEKER, CO - CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
MANAGING OWNER OF THE MILLBURN WORLD RESOURCE TRUST

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Unitholders of
The Millburn World Resource Trust:


In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in Trust capital present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2000 and 1999, and the results of its operations for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                                             PricewaterhouseCoopers LLP

February 27, 2001

THE MILLBURN WORLD RESOURCE TRUST                                           F-3
STATEMENTS OF FINANCIAL CONDITION
AT DECEMBER 31, 2000 AND 1999
-------------------------------------------------------------------------------

ASSETS                                                                                              2000                1999
Equity in trading accounts:
  Cash                                                                                         $       --            $2,885,005
  Investments in U.S. Treasury bills - at value (amortized
    cost $4,075,037 and $20,714,304 at December 31,
    2000 and 1999, respectively) (Note 2)                                                         4,075,037          20,714,304
  Investments in U.S. Treasury notes - at value ($6,332,969
    and $0 at December 31, 2000 and 1999, respectively)
    (includes investments valued at $4,181,288 pledged as
    trading collateral) (Note 2)                                                                  6,392,219                --
  Unrealized appreciation on open contracts                                                       6,412,024           3,240,145
  Unrealized depreciation on open contracts                                                        (370,037)           (259,646)
                                                                                               ------------        ------------

      TOTAL EQUITY IN TRADING ACCOUNTS                                                           16,509,243          26,579,808

Investment in U.S. Treasury bills - at value (amortized cost
  $9,582,366 and $24,036,104 at December 31,
  2000 and 1999, respectively) (Note 2)                                                           9,582,366          24,036,104
Investment in U.S. Treasury notes - at value (cost
  $6,534,621 and $0 at December 31, 2000
  and 1999, respectively) (Note 2)                                                                6,589,969                --
Money market fund                                                                                 3,592,984           2,534,912
Accrued interest receivable                                                                         163,249                --
                                                                                               ------------        ------------

      TOTAL ASSETS                                                                              $36,437,811         $53,150,824
                                                                                               ============        ============

LIABILITIES AND TRUST CAPITAL

Due to Broker                                                                                      $506,050        $       --
Accounts payable and accrued expenses                                                                86,752              70,961
Redemptions payable to unitholders, net (Note 7)                                                  1,368,925           2,261,893
Accrued brokerage fees (Note 3)                                                                     245,091             333,354
                                                                                               ------------        ------------

        TOTAL LIABILITIES                                                                         2,206,818           2,666,208
                                                                                               ------------        ------------

Trust capital (Notes 3, 7 and 8):
  Managing Owner interest                                                                           942,196             848,658
  Unitholders, (29,311.653 and 44,722.052 Units of Beneficial
    Interest outstanding at December 31, 2000 and 1999,
    respectively)                                                                                33,288,797          49,635,958
                                                                                               ------------        ------------
      TOTAL TRUST CAPITAL                                                                        34,230,993          50,484,616
                                                                                               ------------        ------------
      TOTAL LIABILITIES AND TRUST CAPITAL                                                       $36,437,811         $53,150,824
                                                                                               ============        ============

                         See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                          F-4
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
------------------------------------------------------------------------------

                                                                   2000               1999                1998
                                                               -----------         ------------        ------------
Income (Note 2):
  Net gains (losses) on trading of futures,
    forward and option contracts
      Realized gains (losses
        Futures and forwards                                   $(2,166,473)        $  (913,247)        $ 5,390,695
        Options                                                          -                   -           1,114,879
      Change in unrealized appreciation
        (depreciation):
          Futures and forwards                                   3,061,488          (2,536,947)            764,120
          Options                                                        -                   -            (163,054)
                                                               -----------         ------------        ------------
                                                                   895,015          (3,450,194)          7,106,640

          Less, Brokerage fees (Note 3)                          3,298,836           5,496,697           6,528,321
                                                               -----------         ------------        ------------
            NET REALIZED AND UNREALIZED GAINS
              (LOSSES) ON TRADING OF FUTURES,
              FORWARD AND OPTION CONTRACTS                      (2,403,821)         (8,946,891)            578,319

Net gains from U.S. Treasury obligations:
  Realized gains                                                    17,189                   -                   -
  Unrealized appreciation                                          114,598                   -                   -
                                                               -----------         ------------        ------------
            TOTAL NET REALIZED AND UNREALIZED
              GAINS (LOSSES)                                    (2,272,034)         (8,946,891)            578,319
                                                               -----------         ------------        ------------
  Interest income                                                2,037,153           3,026,673           3,810,780
  Foreign exchange loss                                             (5,383)            (33,211)           (198,930)
                                                               -----------         ------------        ------------
            TOTAL INCOME (LOSS)                                   (240,264)         (5,953,429)          4,190,169
                                                               -----------         ------------        ------------
Expenses (Note 3):
  Administrative expenses                                          297,751             389,267             581,101
                                                               -----------         ------------        ------------
                                                                   297,751             389,267             581,101
                                                               -----------         ------------        ------------
            NET INCOME (LOSS)                                   $ (538,015)       $ (6,342,696)        $ 3,609,068
                                                               ===========         ============        ============
            NET INCOME (LOSS) PER UNIT OF
              BENEFICIAL INTEREST (NOTE 8)                      $    25.80*       $    (124.50)        $     51.95
                                                               ===========         ============        ============
---------------
* The amount shown per Unit in 2000 does not correspond with the net loss as shown on the Statements of Operations for the year ended December 31, 2000 because of the timing of redemptions of the Partnership's Units in relation to the fluctuating values of the Trust's investments.


                         See accompanying notes to financial statements.


THE MILLBURN WORLD RESOURCE TRUST                                           F-5
STATEMENTS OF CHANGES IN TRUST CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-------------------------------------------------------------------------------

                                                                                NEW PROFITS
                                                                                   MEMO          MANAGING
                                                               UNITHOLDERS        ACCOUNT          OWNER         TOTAL
                                                              ------------        --------       ---------    -----------
   TRUST CAPITAL AT DECEMBER 31, 1997                         $ 72,794,694        $      -      $  776,209    $ 73,570,903

Proceeds from sale of 9,536.800 Units
  of Beneficial Interest                                        11,163,820               -               -      11,163,820

Net income                                                       3,511,646                          97,422       3,609,068

Redemptions (12,173.848 Units of Beneficial
  Interest)                                                    (14,523,154)              -               -     (14,523,154)
Units of Beneficial interest (169.279) allocated                         -               -               -               -
                                                              ------------        --------       ---------    -----------
   TRUST CAPITAL AT DECEMBER 31, 1998                           72,947,006               -         873,631      73,820,637
                                                              ------------        --------       ---------    -----------

Proceeds from sale of 3,163.697 Units of
  Beneficial Interest                                            3,655,051               -               -       3,655,051

Net loss                                                        (6,317,723)              -         (24,973)     (6,342,696)

Redemptions (17,657.948 Units of Beneficial
  Interest)                                                    (20,648,376)              -               -     (20,648,376)
Units of Beneficial interest (120.204) allocated                         -               -               -               -
                                                              ------------        --------       ---------    -----------
   TRUST CAPITAL AT DECEMBER 31, 1999                           49,635,958               -         848,658      50,484,616
                                                              ------------        --------       ---------    -----------
Proceeds from sale of 645.250 Units of
Beneficial Interest                                                682,041               -               -         682,041

Net income (loss)                                                 (631,553)              -          93,538        (538,015)

Redemptions (16,112.349 Units of Beneficial
Interest)                                                      (16,397,649)              -               -     (16,397,649)

Units of Beneficial interest (56.7) allocated                            -               -               -               -
                                                              ------------        --------       ---------    -----------
   TRUST CAPITAL AT DECEMBER 31, 2000                         $ 33,288,797        $      -      $  942,196    $ 34,230,993
                                                              ============        ========      ==========    ============


                         See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                           F-6
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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

     Investments in U.S. Treasury bills are valued at cost plus amortized discount which approximates value. Investments in U.S. Treasury notes are valued at market value. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust's trading obligations or held for safekeeping in a custody account.

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

THE MILLBURN WORLD RESOURCE TRUST                                           F-7
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

3.   TRUST AGREEMENT

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

4.   TRADING ACTIVITIES

     All of the derivatives owned by the Trust, including options, futures and forwards, are held for trading purposes. The results of the Trust's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments, at December 31, 2000 and 1999 was $6,041,987 and $2,980,499, respectively.

     The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2000 and 1999, cash, treasury notes, and treasury bills, aggregating $9,961,206 and $23,599,309, respectively, included in the Trust's equity in trading accounts are held by such brokers in segregated accounts as required by U.S. Commodity Futures Trading Commission's regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

5.   DERIVATIVE INSTRUMENTS

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

THE MILLBURN WORLD RESOURCE TRUST                                          F-8
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Trust's risk of loss due to market risk may exceed the related amounts presented in the statements of financial condition.

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures or options transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Trust must rely solely on the credit of the individual counterparties. The Trust's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition, not to the contract or notional amounts of the instruments.

     The Trust has limited concentration risk as it executes trades and maintains accounts with several brokers.

     The fair value of the Partnership's derivative financial instruments at December 31, 2000 and 1999 is detailed below:


                                      UNREALIZED APPRECIATION
                                      -----------------------
                                          GROSS       NET
DECEMBER 31, 2000:
  Exchange traded                     $3,449,973   $3,012,743
  Non-exchange  traded                 3,234,839    3,029,244
                                      ----------   ----------
                                      $6,684,812   $6,041,987
                                      ==========   ==========

DECEMBER 31, 1999:
  Exchange traded                     $3,288,946   $2,846,384
  Non-exchange traded                    402,364      134,115
                                      ----------   ----------
                                      $3,691,310   $2,980,499
                                      ==========   ==========


6.   TERMINATION

     The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and Trust Agreement.

7.   REDEMPTIONS

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

THE MILLBURN WORLD RESOURCE TRUST                                          F-9
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

8.   NET ASSET VALUE PER UNIT

     Changes in net asset value per Unit during the years ended December 31, 2000, 1999 and 1998 were as follows:


                                                         2000                1999                 1998
                                                      ----------          ----------           ----------
Net realized and unrealized gains (losses)
    on futures, forwards and options                  $   (20.35)         $  (173.00)          $     8.32
Interest income                                            54.46               56.51                54.85
Foreign exchange loss                                      (0.16)              (0.65)               (2.86)
Administrative expenses                                    (8.15)              (7.36)               (8.36)
                                                      ----------          ----------           ----------
          NET INCOME (LOSS) PER UNIT                       25.80             (124.50)               51.95

Net asset value per Unit, beginning of year             1,109.88            1,234.38             1,182.43
                                                      ----------          ----------           ----------
          NET ASSET VALUE PER UNIT,
            END OF YEAR                               $ 1,135.68          $ 1,109.88           $ 1,234.38
                                                      ==========          ==========           ==========
