Form 10-K405, Exhibit 13
period 2001-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2002-03-29
CIK 943487

                                                                 EXHIBIT 13.0.1.
THE MILLBURN WORLD
RESOURCE TRUST
Financial Statements
For the years ended
December 31, 2001, 2000, and 1999

THE MILLBURN WORLD RESOURCE TRUST
INDEX

                                                                                       PAGES
Affirmation of Millburn Ridgefield Corporation                                           1

Report of Independent Accountants                                                        2

Financial Statements:
  Statements of Financial Condition at December 31, 2001 and 2000                        3

  Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999          4

  Statements of Changes in Trust Capital for the Years Ended
    December 31, 2001, 2000 and 1999                                                     5

  Condensed Schedule of Investments at December 31, 2001                                6-7

  Financial Highlights for the Years Ended December 31, 2001, 2000 and 1999              8

  Notes to Financial Statements                                                         9-12

THE MILLBURN WORLD RESOURCE TRUST
AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission's regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust, at December 31, 2001 and 2000, including the condensed schedule of investments, and the related statements of operations, of changes in trust capital and the financial highlights for the years ended December 31, 2001, 2000, and 1999 are complete and accurate.

HARVEY BEKER, CO - CHIEF EXECUTIVE OFFICER
MILLBURN RIDGEFIELD CORPORATION
MANAGING OWNER OF THE MILLBURN WORLD RESOURCE TRUST

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Unitholders of
The Millburn World Resource Trust:

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and of changes in Trust capital and the financial highlights present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2001 and 2000, and the results of its operations, the changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, New York
February 21, 2002                                     PricewaterhouseCoopers LLP

THE MILLBURN WORLD RESOURCE TRUST                                              3
STATEMENTS OF FINANCIAL CONDITION
AT DECEMBER 31, 2001 AND 2000


ASSETS                                                                 2001               2000
Equity in trading accounts:
   Cash                                                         $        713,134    $         31,605
   Cash denominated in foreign currencies (cost $99,672 and
     $140,979 at December 31, 2001 and 2000, respectively)                99,737             139,749
   Investments in U.S. Treasury bills - at value (amortized
     cost $0 and $4,075,037 at December 31,
     2001 and 2000, respectively)                                              -           4,075,037
   Investments in U.S. Treasury notes - at value (amortized
     cost $9,881,177 and $6,332,969 at December 31, 2001
     and 2000, respectively)                                           9,893,306           6,392,219
   Unrealized appreciation on open contracts                           1,253,312           6,412,024
   Unrealized depreciation on open contracts                            (309,214)           (370,037)
                                                                ----------------    ----------------
        TOTAL EQUITY IN TRADING ACCOUNTS                              11,650,275          16,680,597

Investments in U.S. Treasury bills - at value (amortized
   cost $0 and $9,582,366 at December 31, 2001 and
   2000, respectively)                                                         -           9,582,366
Investments in U.S. Treasury notes - at value (amortized
   cost $12,963,306 and $6,534,621 at December 31, 2001
   and 2000, respectively)                                            13,039,750           6,589,969
Money market fund                                                      1,530,026           3,592,984
Accrued interest receivable                                              372,187             163,249
                                                                ----------------    ----------------
        TOTAL ASSETS                                                $ 26,592,238        $ 36,609,165
                                                                ================    ================

LIABILITIES AND TRUST CAPITAL

Due to broker                                                   $              -    $        677,404
Accrued expenses                                                          85,883              86,752
Redemptions payable to unitholders                                       609,969           1,368,925
Accrued brokerage commissions                                            173,329             245,091
                                                                ----------------    ----------------

        TOTAL LIABILITIES                                                869,181           2,378,172
                                                                ----------------    ----------------

Trust capital
   Managing Owner interest                                               900,516             942,196
   Unitholders (24,866.853 and 29,311.653 units of beneficial interest outstanding at December 31, 2001 and 2000,
      respectively)                                                   24,822,541          33,288,797
                                                                ----------------    ----------------
        TOTAL TRUST CAPITAL                                           25,723,057          34,230,993
                                                                ----------------    ----------------
        TOTAL LIABILITIES AND TRUST CAPITAL                     $     26,592,238    $     36,609,165
                                                                ================    ================
NET ASSET VALUE PER UNIT OF BENEFICIAL INTEREST                 $         998.22     $      1,135.68
                                                                ================    ================

                 See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                              4
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                     2001           2000        1999
INVESTMENT INCOME
  Interest income                                                $ 1,467,711    $ 2,037,153    $ 3,026,673
                                                                 -----------    -----------    -----------

EXPENSES
  Administrative expenses                                            265,562        297,751        389,267
  Brokerage commissions                                            2,629,963      3,298,836      5,496,697
                                                                 -----------    -----------    -----------
          TOTAL EXPENSES                                           2,895,525      3,596,587      5,885,964
                                                                 -----------    -----------    -----------
          NET INVESTMENT LOSS                                     (1,427,814)    (1,559,434)    (2,859,291)
                                                                 -----------    -----------    -----------

NET REALIZED AND UNREALIZED GAINS (LOSSES)
  Net gains (losses) on trading of futures and
    forward contracts
      Net realized gains (losses) on closed positions:
        Futures and forward contracts                              2,976,868     (2,166,473)      (913,247)
        Foreign exchange transactions                                  7,631         (1,090)       (33,211)
                                                                 -----------    -----------    -----------
          Net realized gains (losses) on
            closed positions                                       2,984,499     (2,167,563)      (946,458)
                                                                 -----------    -----------    -----------
Net change in unrealized appreciation (depreciation):
  Futures and forward contracts                                   (5,097,889)     3,061,488     (2,536,947)
  Foreign exchange translations                                        1,295         (4,293)             -
                                                                 -----------    -----------    -----------
          Net change in unrealized appreciation
            (depreciation)                                        (5,096,594)     3,057,195     (2,536,947)
                                                                 -----------    -----------    -----------
          Net realized and unrealized gains (losses)
            on trading of futures and forward
            contracts                                             (2,112,095)       889,632     (3,483,405)
                                                                 -----------    -----------    -----------
Net gains (losses) from U.S. Treasury obligations
  Net realized gains                                                       -         17,189              -
  Net change in unrealized appreciation (depreciation)               (26,025)       114,598              -
                                                                 -----------    -----------    -----------
          Net gains (losses) from U.S. Treasury
            obligations                                              (26,025)       131,787              -
                                                                 -----------    -----------    -----------
          TOTAL NET REALIZED AND UNREALIZED GAINS (LOSSES)        (2,138,120)     1,021,419     (3,483,405)
                                                                 -----------    -----------    -----------
          NET LOSS                                               $(3,565,934)   $  (538,015)   $(6,342,696)
                                                                 ===========    ===========    ===========
          NET INCOME (LOSS) PER UNIT OF BENEFICIAL INTEREST      $   (137.46)   $     25.80*   $   (124.50)
                                                                 ===========    ===========    ===========

*The amount shown per unit in 2000 does not correspond with the net loss as shown on the Statements of Operations for the year ended December 31, 2000 because of the timing of redemptions of the Trust's units in relation to the fluctuating values of the Trust's investments.

                See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                              5
STATEMENTS OF CHANGES IN TRUST CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                  NEW PROFIT
                                                                     MEMO        MANAGING
                                                    UNITHOLDER      ACCOUNT       OWNER           TOTAL
      TRUST CAPITAL AT DECEMBER 31, 1998           $ 72,947,006    $      -   $    873,631    $ 73,820,637

Proceeds from sale of 3,163.697 units of
  beneficial interest                                 3,655,051           -              -       3,655,051

Net loss                                             (6,317,723)          -        (24,973)     (6,342,696)

Redemptions (17,657.948 units of beneficial
  interest)                                         (20,648,376)          -              -     (20,648,376)

Units of beneficial interest allocated - 120.204              -           -              -               -
                                                   ------------    --------   ------------    ------------

     TRUST CAPITAL AT DECEMBER 31, 1999              49,635,958           -        848,658      50,484,616
                                                   ------------    --------   ------------    ------------

Proceeds from sale of 645.250 units of
  beneficial interest                                   682,041           -              -         682,041

Net income (loss)                                      (631,553)          -         93,538        (538,015)

Redemptions (16,112.349 units of beneficial
  interest)                                         (16,397,649)          -              -     (16,397,649)

Units of beneficial interest allocated - 56.7                 -           -              -               -
                                                   ------------    --------   ------------    ------------

     TRUST CAPITAL AT DECEMBER 31, 2000              33,288,797           -        942,196      34,230,993
                                                   ------------    --------   ------------    ------------

Proceeds from sale of 1,069.849 units
  of beneficial interest                              1,156,868           -              -       1,156,868

Net loss                                             (3,524,254)          -        (41,680)     (3,565,934)

Redemptions (5,554.030 units of beneficial
  interest)                                          (6,098,870)          -              -      (6,098,870)

Units of beneficial interest allocated - 39.381               -           -              -               -
                                                   ------------    --------   ------------    ------------

     TRUST CAPITAL AT DECEMBER 31, 2001            $ 24,822,541    $      -   $    900,516    $ 25,723,057
                                                   ============    ========   ============    ============

                See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                              6
CONDENSED SCHEDULE OF INVESTMENTS
AT DECEMBER 31, 2001

                                                                                            NET
                                                                                        UNREALIZED
                                                                                       APPRECIATION
                                                                                       (DEPRECIATION)           NET
                                                                                           AS A %          UNREALIZED
CURRENCY                                                                                  OF TRUST        APPRECIATION/
AMOUNT          FUTURES AND FORWARD CONTRACTS                                              CAPITAL       (DEPRECIATION)
-------------   ------------------------------------------------------------           --------------     ---------------
                 Futures contracts purchased:                                       (0.38)%
                   Energies                                                                           $      (13,379)
                   Interest rates                                                                            (19,235)
                   Metals                                                                                    (63,308)
                   Stock indices                                                                              (1,137)
                                                                                                      --------------
                          TOTAL FUTURES CONTRACTS PURCHASED                                                  (97,059)
                                                                                                      --------------
                 Futures contracts sold:                                            (0.98)%
                   Energies                                                                                  128,010
                   Interest rates                                                                            179,622
                   Metals                                                                                   (542,114)
                   Softs                                                                                     (21,462)
                   Stock indices                                                                               3,307
                                                                                                      --------------
                          TOTAL FUTURES CONTRACTS SOLD                                                      (252,637)
                                                                                                      --------------
                          TOTAL INVESTMENT IN FUTURES CONTRACTS                     (1.36)%                 (349,696)

                 Forward contracts purchased                                         1.41 %                  362,983
                                                                                                      --------------
                 Forward contracts sold:                                             3.62 %
(2,991,000,000)    Japanese yen/U.S. dollar, 03/20/02                                                      1,304,930
                   Other                                                                                    (374,119)
                                                                                                      --------------
                          TOTAL FORWARD CONTRACTS SOLD                                                       930,811
                                                                                                      --------------
                          TOTAL INVESTMENT IN FORWARD CONTRACTS                      5.03 %                1,293,794
                                                                                                      --------------
                 TOTAL INVESTMENT IN FUTURES AND
                 FORWARD CONTRACTS                                                   3.67 %           $      944,098
                                                                                                      ==============

                See accompanying notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST                                              7
CONDENSED SCHEDULE OF INVESTMENTS (CONTINUED)
AT DECEMBER 31, 2001

                                                                                       VALUE AS
                                                                                        A % OF
                                                                                        TRUST
FACE AMOUNT          INVESTMENTS IN U.S. TREASURY NOTES                                 CAPITAL               VALUE
--------------       -----------------------------------------------------------       -----------       ---------------
                     Government - United States                                         89.15 %

$    6,400,000       U.S. Treasury notes, 6.50%, 05/31/2002                                              $    6,528,000
     5,100,000       U.S. Treasury notes, 6.375%, 08/15/2002                                                  5,243,438
     9,140,000       U.S. Treasury notes, 6.25%, 02/28/2002                                                   9,202,838
     1,900,000       U.S. Treasury notes, 5.75%, 10/31/2002                                                   1,958,780
                                                                                                        ---------------
                               TOTAL INVESTMENTS IN U.S. TREASURY NOTES
                                  (AMORTIZED COST $22,844,483)                         89.15 %               22,933,056
                                                                                                        ---------------
                    TOTAL INVESTMENTS                                                                        23,877,154

                    Other assets in excess of other liabilities                                               1,845,903
                                                                                                        ---------------
                    TOTAL TRUST CAPITAL                                                                  $   25,723,057
                                                                                                        ---------------

                                                                                      Percent of              Total
                                                                                     Unrealized to         Unrealized
                    Currency Composition -                                              Total            Appreciation/
                      Futures and Forward Contracts                                   Unrealized         (Depreciation)
                    -----------------------------------------------------------      -------------      ---------------

                    British pound                                                      10.44 %           $       98,582
                    Euro                                                               24.47 %                  230,991
                    Hong Kong dollar                                                   (1.58)%                  (14,934)
                    Japanese yen                                                       27.88 %                  263,180
                    U.S. dollar                                                        38.79 %                  366,279
                                                                                      --------          ---------------

                               Total                                                   100.00%           $      944,098
                                                                                      ========          ===============

                 See accompanying notes to financial statements

THE MILLBURN WORLD RESOURCE TRUST                                              8
FINANCIAL HIGHLIGHTS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                  2001            2000            1999

PER UNIT OPERATING PERFORMANCE:
    (FOR A UNIT OF BENEFICIAL INTEREST OUTSTANDING
       THROUGHOUT THE YEAR)

    Net income (loss) from operations:
      Net investment loss                                                       $   (56.81)    $   (43.94)    $    (54.92)
      Net realized and unrealized gains (losses) on trading
        of futures and forward contracts                                            (79.69)         66.14          (69.58)
      Net gains (losses) from U.S. Treasury obligations                               (.96)          3.60               -
                                                                                ----------     ----------     -----------

             TOTAL INCOME (LOSS) FROM OPERATIONS                                   (137.46)         25.80         (124.50)
                                                                                -----------    ----------     -----------
    Net asset value, beginning of year                                            1,135.68       1,109.88        1,234.38
                                                                                -----------    ----------     -----------
             NET ASSET VALUE, END OF YEAR                                       $   998.22     $ 1,135.68     $  1,109.88
                                                                                ===========    ==========     ===========

TOTAL RETURN (1)                                                                    (12.10)%
                                                                                -----------
SUPPLEMENTAL DATA (1)
    Ratio of net investment loss to average net assets                               (4.91)%
                                                                                -----------
    Ratio of expenses to average net assets                                           9.70 %
                                                                                -----------

    (1) Total return and supplemental data are calculated for the Unitholders taken as a whole. An individual unitholder's results may vary based on a variety of factors, including different fee arrangements and the timing of capital transactions.

                 See accompanying notes to financial statements

THE MILLBURN WORLD RESOURCE TRUST                                              9
NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION

     The Millburn World Resource Trust (the "Trust") was organized on June 7, 1995 under the Delaware Business Trust Act. The Trust is engaged in speculative trading in the futures, options and forward markets. The instruments that are traded by the Trust are volatile and involve a high degree of risk. The Trust commenced trading operations on September 13, 1995.

     Millburn Ridgefield Corporation (the "Managing Owner") has agreed to make additional capital contributions, subject to certain possible exceptions in order to maintain its capital account at not less than 1% of the total capital accounts of the Trust. The Managing Owner and the holders of the Units of Beneficial Interest ("Units") issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage commissions and profit share allocations. There are approximately 82,702 Units authorized for sale.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a.   INVESTMENTS
          Open futures and forward contracts are valued at market value. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in the statements of operations in net realized and unrealized gains (losses) on trading of futures and forward contracts.

          Investments in U.S. Treasury notes are valued at market value. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes using the straight-line method, which approximates the interest method. Investments in U.S. Treasury bills are valued at cost plus amortized discount which approximates value. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust's trading obligations or held for safekeeping in a custody account.

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

     d.   ESTIMATES
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

     e.   RIGHT OF OFFSET
          The customer agreements between the Trust and certain brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting

THE MILLBURN WORLD RESOURCE TRUST                                             10
NOTES TO FINANCIAL STATEMENTS

          transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

     f.   RECLASSIFICATIONS
          Certain amounts in the December 31, 2000 and 1999 financial statements have been reclassified to conform to the presentation of the December 31, 2001 financial statements.

3.   TRUST AGREEMENT

     The Trust Agreement (the "Agreement") provides that the Managing Owner shall control, conduct and manage the business of the Trust, and may make all trading decisions.

     The Trust pays brokerage fees to the Managing Owner at the annual rate of 9.0% of the Trust's average month-end Net Assets of Unitholders interests (prior to reduction for accrued brokerage commissions or Profit Share). The Managing Owner retains the right to charge less than the annual brokerage rate of 9.0% to those subscribers who either invest $1,000,000 or more in the Units or subscribe without incurring the selling commission paid by the Managing Owner.

     The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust's futures trades, including brokerage commissions payable to the clearing brokers. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.

     Profit Share equal to 17.5% of any New Trading Profits (as defined in the Agreement) in excess of the highest cumulative level of Trading Profit as of any previous calendar quarter-end is added to the New Profits Memo Account. A transfer from such account to the Managing Owner's capital account is made to the extent taxable capital gains are allocated to the Managing Owner.

     The Trust pays its legal, accounting, auditing, printing, postage and similar administrative expenses (including the Trustee's fees, the charges of an outside accounting services agency and the expenses of updating the Prospectus), as well as extraordinary costs.

4.   TRADING ACTIVITIES

     All of the derivatives owned by the Trust, including futures and forwards, are held for trading purposes. The results of the Trust's trading activity are shown in the statements of operations. The fair value of the derivative financial instruments, at December 31, 2001 and 2000 was $944,098 and $6,041,987, respectively.

     The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2001 and 2000, net cash, treasury notes, and treasury bills, aggregating $10,706,177 and $9,961,206, respectively, included in the Trust's equity in trading accounts are held by such brokers in segregated accounts as required by U.S. Commodity Futures Trading Commission's regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

5.   DERIVATIVE INSTRUMENTS

     The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include forwards and futures, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at

THE MILLBURN WORLD RESOURCE TRUST                                             11
NOTES TO FINANCIAL STATEMENTS

     specified future dates. These instruments may be traded on an exchange or over-the-counter. Exchange traded instruments are standardized and include futures contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk.

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

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of over-the-counter transactions, the Trust must rely solely on the credit of the individual counterparties. The Trust's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition, not to the contract or notional amounts of the instruments.

     The Trust has limited concentration risk as it executes trades and maintains accounts with several brokers.

     The fair value of the Partnership's derivative financial instruments at December 31, 2001 and 2000 is detailed below:

                                                      UNREALIZED APPRECIATION/
                                                            (DEPRECIATION)
                                                   ---------------------------------
                                                       GROSS               NET
DECEMBER 31, 2001:
    Exchange traded                                  $   485,238        $  (349,696)
    Non-exchange traded                                1,738,491          1,293,794
                                                    ------------       -------------
                                                     $ 2,223,729        $   944,098
                                                    ============       =============
DECEMBER 31, 2000:
    Exchange traded                                  $ 3,449,973        $ 3,012,743
    Non-exchange traded                                3,234,839          3,029,244
                                                    ------------       ------------
                                                     $ 6,684,812        $ 6,041,987
                                                    ============       ============

6.   TERMINATION

     The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and the Agreement.

7.   REDEMPTIONS

     Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten

THE MILLBURN WORLD RESOURCE TRUST                                             12
NOTES TO FINANCIAL STATEMENTS

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

8.   Subsequent Events

     Effective February 1, 2002, Unitholders made contributions and withdrawals of approximately $200,000 and $400,000, respectively.