Form 10-K, Exhibit 13
period 2002-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2003-03-31
CIK 943487

Exhibit 13.01

FINANCIAL STATEMENTS

The Millburn World Resource Trust

Years ended December 31, 2002, 2001 and 2000

with Report of Independent Auditors

The Millburn World Resource Trust

Financial Statements

Years ended December 31, 2002, 2001 and 2000

The Millburn World Resource Trust

Affirmation of Millburn Ridgefield Corporation

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust, at December 31, 2002 and 2001, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years ended December 31, 2002, 2001 and 2000 are complete and accurate.

George E. Crapple, Co-Chief Executive Officer

Millburn Ridgefield Corporation

Managing Owner of The Millburn World Resource Trust

Report of Independent Auditors

To the Unitholders of

The Millburn World Resource Trust

We have audited the accompanying statement of financial condition of The Millburn World Resource Trust (the “Trust”), as of December 31, 2002, including the condensed schedule of investments, and the related statements of operations, changes in trust capital and financial highlights for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2002, and the results of its operations, changes in trust capital and financial highlights for the year then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York

February 21, 2003

The Millburn World Resource Trust

Statements of Financial Condition

December 31

	2002	2001
Assets
Equity in trading accounts:
Due from brokers	$460,554	$713,134
Cash denominated in foreign currencies (cost $17,237 and $99,762 at December 31, 2002 and 2001)	17,325	99,737
Investments in U.S. Treasury notes—at market value (amortized cost $4,036,134 and $9,881,177 at December 31, 2002 and 2001, respectively)	4,039,643	9,893,306
Unrealized appreciation on open contracts	1,948,618	1,253,312
Unrealized depreciation on open contracts	(600,157)	(309,214)
Total equity in trading accounts	5,865,983	11,650,275

Investments in U.S. Treasury notes—at market value (amortized cost $14,873,155 and $12,963,306 at December 31, 2002 and 2001, respectively)	14,886,085	13,039,750
Cash and cash equivalents	364,855	1,530,026
Due from unitholder	23,383	—
Accrued interest receivable	240,922	372,187
Total assets	$21,381,228	$26,592,238

Liabilities and trust capital
Due to brokers	$77,011	$—
Accrued expenses	46,000	85,883
Accrued brokerage commissions	138,756	173,329
Redemptions payable to unitholders	239,250	609,969
Total liabilities	501,017	869,181

Trust capital:
Managing owner interest	576,320	900,516
Unitholders (17,431.417 and 24,866.853 units of beneficial interest outstanding at December 31, 2002 and 2001, respectively)	20,303,891	24,822,541
Total trust capital	20,880,211	25,723,057
Total liabilities and trust capital	$21,381,228	$26,592,238

Net asset value per unit of beneficial interest	$1,164.79	$998.22

See accompanying notes.

The Millburn World Resource Trust

Condensed Schedule of Investments

December 31, 2002

Futures and Forward Contracts	Net Unrealized Appreciation/ (Depreciation) as a% of Trust Capital	Net Unrealized Appreciation/ (Depreciation)

Futures contracts purchased
Energies	1.48%	$308,829
Interest rates	3.24%	676,119
Metals	0.70%	146,860
Softs	(0.01)%	(1,175)
Total futures contracts purchased	5.42%	1,130,633

Futures contracts sold
Grains	0.27%	56,875
Metals	(0.26)%	(53,469)
Softs	0.06%	12,488
Stock indices	0.30%	62,417
Total futures contracts sold	0.37%	78,311
Total investment in futures contracts	5.79%	1,208,944

Total currency forward contracts purchased	1.26%	261,953
Total currency forward contracts sold	(0.59)%	(122,436)
Total investment in forward contracts	0.67%	139,517

Total investment in futures and forward contracts	6.46%	$1,348,461

See accompanying notes.

The Millburn World Resource Trust

Condensed Schedule of Investments (continued)

December 31, 2002

Face Amount	Investments in U.S. Treasury notes	Value as a % of Trust Capital	Value

	Government—United States
$5,910,000	U.S. Treasury notes, 4.625%, 02/28/2003	28.45%	$5,941,397
6,420,000	U.S. Treasury notes, 4.000%, 04/30/2003	31.03%	6,478,181
6,410,000	U.S. Treasury notes, 3.875%, 07/31/2003	31.16%	6,506,150
	Total investments in U.S. Treasury notes (amortized cost $18,909,289)	90.64%	$18,925,728

See accompanying notes.

The Millburn World Resource Trust

Condensed Schedule of Investments

December 31, 2001

Currency Amount	Futures and Forward Contracts	Net Unrealized Appreciation/ (Depreciation) as a% of Trust Capital	Net Unrealized Appreciation/ (Depreciation)

	Futures contracts purchased
	Energies	(0.05)%	$(13,379)
	Interest rates	(0.08)%	(19,235)
	Metals	(0.25)%	(63,308)
	Stock indices	(0.00)%	(1,137)
	Total futures contracts purchased	(0.38)%	(97,059)

	Futures contracts sold
	Energies	0.50%	128,010
	Interest rates	0.70%	179,622
	Metals	(2.11)%	(542,114)
	Softs	(0.08)%	(21,462)
	Stock indices	0.01%	3,307
	Total futures contracts sold	(0.98)%	(252,637)
	Total investment in futures contracts	(1.36)%	(349,696)

	Total currency forward contracts purchased	1.41%	362,983

	Forward contracts sold
¥(2,991,000,000)	Japanese yen/U.S. dollar, 03/20/02	5.07%	1,304,930
	Other	(1.45)%	(374,119)
	Total currency forward contracts sold	3.62%	930,811
	Total investment in forward contracts	5.03%	1,293,794

	Total investment in futures and forward contracts	3.67%	$944,098

See accompanying notes.

The Millburn World Resource Trust

Condensed Schedule of Investments (continued)

December 31, 2001

Face Amount	Investments in U.S. Treasury notes	Value as a % of Trust Capital	Value

	Government—United States
$6,400,000	U.S. Treasury notes, 6.50%, 05/31/2002	25.38%	$6,528,000
5,100,000	U.S. Treasury notes, 6.375%, 08/15/2002	20.38%	5,243,438
9,140,000	U.S. Treasury notes, 6.25%, 02/28/2002	35.78%	9,202,838
1,900,000	U.S. Treasury notes, 5.75%, 10/31/2002	7.61%	1,958,780
	Total investments in U.S. Treasury notes (amortized cost $22,844,483)	89.15%	$22,933,056

See accompanying notes.

The Millburn World Resource Trust

Statements of Operations

	Years ended December 31
	2002	2001	2000
Investment income
Interest income	$469,289	$1,467,711	$2,037,153

Expenses
Administrative expenses	106,135	265,562	297,751
Brokerage commissions	2,041,313	2,629,963	3,298,836
Total expenses	2,147,448	2,895,525	3,596,587
Net investment loss	(1,678,159)	(1,427,814)	(1,559,434)

Net realized and unrealized gains (losses)
Net realized gains (losses) on closed positions:
Futures and forward contracts	4,970,123	2,976,868	(2,166,473)
Foreign exchange transactions	14,048	7,631	(1,090)
Net change in unrealized appreciation (depreciation):
Futures and forward contracts	404,363	(5,097,889)	3,061,488
Foreign exchange translations	(7,369)	1,295	(4,293)
Net gains (losses) from U.S. Treasury notes:
Net realized gains	—	—	17,189
Net change in unrealized appreciation (depreciation)	(72,134)	(26,025)	114,598
Total net realized and unrealized gains (losses)	5,309,031	(2,138,120)	1,021,419

Net income (loss)	$3,630,872	$(3,565,934)	$(538,015)

Net income (loss) per unit of beneficial interest	$166.57	$(137.46)	$25.80 *

*                 The amount shown per unit in 2000 does not correspond with the net loss as shown on the statements of operations for the year ended December 31, 2000 because of the timing of redemptions of the Trust’s units in relation to the fluctuating values of the Trust’s investments.

See accompanying notes.

The Millburn World Resource Trust

Statements of Changes in Trust Capital

	Unitholders	New Profit Memo Account	Managing Owner	Total

Trust capital at December 31, 1999	$49,635,958	$—	$848,658	$50,484,616
Proceeds from sale of 645.250 units of beneficial interest	682,041	—	—	682,041
Net income (loss)	(631,553)	—	93,538	(538,015)
Redemptions (16,112.349 units of beneficial interest)	(16,397,649)	—	—	(16,397,649)
Units of beneficial interest allocated—56.700	—	—	—	—
Trust capital at December 31, 2000	33,288,797	—	942,196	34,230,993
Proceeds from sale of 1,069.849 units of beneficial interest	1,156,868	—	—	1,156,868
Net loss	(3,524,254)	—	(41,680)	(3,565,934)
Redemptions (5,554.030 units of beneficial interest)	(6,098,870)	—	—	(6,098,870)
Units of beneficial interest allocated—39.381	—	—	—	—
Trust capital at December 31, 2001	24,822,541	—	900,516	25,723,057
Proceeds from sale of 282.151 units of beneficial interest	279,804	—	—	279,804
Net income	3,455,068	—	175,804	3,630,872
Redemptions (7,749.040 units of beneficial interest)	(8,253,522)	—	(500,000)	(8,753,522)
Units of beneficial interest allocated—31.453	—	—	—	—
Trust capital at December 31, 2002	$20,303,891	$—	$576,320	$20,880,211

See accompanying notes.

The Millburn World Resource Trust

Statements of Financial Highlights

Years ended December 31

	2002	2001	2000

Per unit operating performance (for a unit of beneficial interest outstanding throughout the year)
Net income (loss) from operations:
Net investment loss	$(79.26)	$(56.81)	$(43.94)
Net realized and unrealized gains (losses) on trading of futures and forward contracts	248.55	(79.69)	66.14
Net gains (losses) from U.S. Treasury notes	(2.72)	(0.96)	3.60
Total income (loss) from operations	166.57	(137.46)	25.80
Net asset value, beginning of year	998.22	1,135.68	1,109.88
Net asset value, end of year	$1,164.79	$998.22	$1,135.68

Total return	16.69%	(12.10)%

Ratios to average trust capital
Net investment loss	(7.37)%	(4.91)%
Total expenses	9.36%	9.70%

See accompanying notes.

The Millburn World Resource Trust

Notes to Financial Statements

December 31, 2001

1. Organization

The Millburn World Resource Trust (the “Trust”) was organized on June 7, 1995 under the Delaware Business Trust Act. The Trust commenced trading operations on September 13, 1995. The Trust engages in the speculative trading of futures and forward contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

The managing owner of the Trust is Millburn Ridgefield Corporation (the “Managing Owner”). The Managing Owner manages the business of the Trust and makes all trading decisions.

The Managing Owner has agreed to make additional capital contributions, subject to certain possible exceptions in order to maintain its capital account at not less than 1% of the total capital of the Trust. The Managing Owner and the holders of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage commissions and profit share allocations.

The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and the Trust Agreement (the “Agreement”).

2. Summary of Significant Accounting Policies

Investments

The Trust records its transactions in futures and forwards, including related income and expense, on a trade date basis.

Open futures contracts are valued at market value and open forward contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net realized and unrealized gains (losses).

Investments in U.S. Treasury notes are valued at market value. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes using the straight-line method, which approximates the effective interest method. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust’s trading obligations or held for safekeeping in a custody account.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

Income Taxes

Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on their share of the Trust’s income and expenses.

Fair Value of Financial Instruments

The fair value of the Trust’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” approximates the carrying amounts presented in the statements of financial condition.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset

The customer agreements between the Trust and some of its brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

3. Trust Agreement

The Trust pays brokerage fees to the Managing Owner at the annual rate of 9.0% of the Trust’s average month-end Net Assets of Unitholders’ interests (prior to reduction for accrued brokerage commissions or Profit Share). The Managing Owner retains the right to charge less than the annual brokerage rate of 9.0% to those subscribers who either invest $1,000,000 or more in the Units or subscribe without incurring the selling commission paid by the Managing Owner. In order to maintain a uniform Net Asset Value per Unit, additional units are issued to Unitholders who are charged less than a 9.0% brokerage fee.

The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust’s futures trades, including brokerage commissions payable to the clearing brokers. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.

The Agreement provides that the Managing Owner’s profit share equal to 17.5% of New Trading Profits (as defined in the Agreement) in excess of the highest cumulative level of Trading Profit as of any previous calendar quarter-end is charged to the Unitholders’ capital accounts. However, for Unitholders’ redemptions during the quarter, the profit share calculation shall be computed as though the redemption date was at quarter end.

Any profit share charged is added to the Managing Owner’s capital account to the extent net taxable capital gains are allocated to the Managing Owner, and the remainder, if any, of such profit share is added to the New Profit memo account. The Managing Owner may not make any withdrawal from the balance in the New Profit memo account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit memo account to the Managing Owner’s capital account.

The Trust pays its legal, accounting, auditing, printing, postage and similar administrative expenses (including the Trustee’s fees, the charges of an outside accounting services agency and the expenses of updating the Prospectus), as well as extraordinary costs.

Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten business days’ written notice to the Managing Owner. Persons who redeem Units at or prior to the end of the first and second successive six-month periods after such Units are sold will be assessed redemption charges of 4% and 3%, respectively (3% and 2%, respectively, in the case of subscriptions of $1,000,000 or more), of their redeemed Units’ Net Asset Value as of the date of redemption. All redemption charges will be paid to the Managing Owner.

4. Due from/to Brokers

At December 31, 2002 and 2001, the due from brokers and due to brokers balances in the statements of financial condition include cash receivable from and payable to brokers.

5. Trading Activities

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2002 and 2001, net cash and treasury notes aggregating $4,440,511 and $10,706,177, respectively, included in the Trust’s equity in trading accounts were held in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties.

6. Derivative Instruments

The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward contracts which may be traded on an exchange (“exchange-traded contracts”) or over-the-counter (“OTC contracts”).

The Trust records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Trust enters into master netting agreements with its counterparties, therefore, assets represent the Trust’s unrealized gains, less unrealized losses for OTC contracts in which the Trust has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

Futures contracts are agreements to buy or sell an underlying asset or index for a set price in the future. Initial margin deposits are made upon entering into futures contracts and can be either in cash or treasury securities. Open futures contracts are revalued on a daily basis to reflect the market value of the contracts at the end of each trading day. Variation margin payments are received or made, depending upon whether unrealized gains or losses are incurred. When the contract is closed, the Trust records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the time it was closed. The Trust bears the market risk that arises from changes in the value of these financial instruments.

Forward contracts entered into by the Trust represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date and is included in the statements of operations.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments, including market risk, credit risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Trust contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward contracts underlying the financial instruments or the Trust’s satisfaction of the obligations may exceed the amount recognized in the statements of financial condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition.

At December 31, 2002 and 2001 derivative contracts with a net unrealized gain (asset) of $139,517 and $1,293,794, respectively, are related to forward contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Trust views its credit exposure to be $785,172 and $1,738,491 at December 31, 2002 and 2001, respectively, representing the fair value of OTC contracts in an unrealized gain position.

The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures and forward transactions of the Trust are cleared by major securities firms pursuant to customer agreements. The Trust has limited concentration risk as it executes trades and maintains accounts with several brokers.

The Trust is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and to political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward contracts are denominated in the functional currency. Cash settlement of futures and forward contracts is made in the local currency (settlement currency) and then translated to the functional currency.

Net unrealized appreciation (depreciation) on futures and forward contracts by settlement currency type denominated in the functional currency at December 31, 2002 and 2001 is detailed below:

	2002		2001
Currency Type — Futures and Forward Contracts	Percent of Unrealized to Total Net Unrealized	Total Net Unrealized Appreciation/ (Depreciation)	Percent of Unrealized to Total Net Unrealized	Total Net Unrealized Appreciation/ (Depreciation)

British pound	2.28%	$30,715	10.44%	$98,582
Euro	42.44	572,349	24.47	230,991
Hong Kong dollar	2.28	30,692	(1.58)	(14,934)
Japanese yen	(4.17)	(56,294)	27.88	263,180
Norwegian krona	(0.96)	(12,906)	—	—
U.S. dollar	58.13	783,905	38.79	366,279
Total	100.00%	$1,348,461	100.00%	$944,098

7. Financial Highlights

Per unit operating performance is calculated based on Unitholders’ capital taken as a whole. An individual Unitholder’s per unit operating performance may vary from these per unit values based on the timing of capital transactions.

The ratios are calculated based on Unitholders’ capital taken as a whole. The computation of such ratios based on the amount of net investment loss, total expenses and profit share allocation to an individual Unitholder’s capital balance may vary from these ratios based on the timing of capital transactions and differences in individual investor’s brokerage fee and profit share allocation arrangements.

Total return is calculated for Unitholders taken as a whole. An individual Unitholder’s total return may vary from the stated total return based on the timing of capital transactions and differences in individual Unitholders’ brokerage fee and profit share allocation arrangements.

8. Subsequent Events

As of February 21, 2003, Unitholders made withdrawals of approximately $170,100.