Form 10-K, Exhibit 13
period 2002-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2003-03-31
CIK 943487

EXHIBIT 13.02

REPORT OF INDEPENDENT ACCOUNTANTS

To the Unitholders of

The Millburn World Resource Trust:

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and of changes in Trust capital and the financial highlights present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2001 and 2000, and the results of its operations, the changes in trust capital and the financial highlights for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, New York
February 21, 2002	PricewaterhouseCoopers LLP