Form 10-K, Exhibit 13
period 2003-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2004-03-30
CIK 943487

Exhibit 13.01

FINANCIAL STATEMENTS

The Millburn World Resource Trust

Years ended December 31, 2003, 2002 and 2001
with Report of Independent Auditors

The Millburn World Resource Trust

Financial Statements

Years ended December 31, 2003, 2002 and 2001

The Millburn World Resource Trust

Affirmation of Millburn Ridgefield Corporation

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust, at December 31, 2003 and 2002, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years ended December 31, 2003, 2002 and 2001 are complete and accurate.

George E. Crapple, Co-Chief Executive Officer

Millburn Ridgefield Corporation

Managing Owner of The Millburn World Resource Trust

Report of Independent Auditors

To the Unitholders of

The Millburn World Resource Trust

We have audited the accompanying statements of financial condition of The Millburn World Resource Trust (the “Trust”), as of December 31, 2003 and 2002, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years then ended. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements for the year ended December 31, 2001 were audited by other auditors whose report dated February 21, 2002 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2003 and 2002, and the results of its operations, changes in trust capital and financial highlights for the years then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York

February 17, 2004

The Millburn World Resource Trust

Statements of Financial Condition

	December 31
	2003	2002
Assets
Equity in trading accounts:
Investments in U.S. Treasury notes—at market value (amortized cost $8,181,547 and $4,036,134)	$8,181,553	$4,039,643
Net unrealized appreciation on open futures and forward currency contracts	997,282	1,348,461
Due from brokers	402,071	460,554
Cash denominated in foreign currencies (cost $64,388 and $17,237)	66,861	17,325
Total equity in trading accounts	9,647,767	5,865,983

Investments in U.S. Treasury notes—at market value (amortized cost $7,511,928 and $14,873,155)	7,514,531	14,886,085
Cash and cash equivalents	1,043,177	364,855
Accrued interest receivable	172,809	240,922
Due from unitholder	—	23,383
Total assets	$18,378,284	$21,381,228

Liabilities and trust capital
Liabilities
Due to brokers	$28,463	$77,011
Accrued expenses	10,854	46,000
Accrued brokerage fees	121,941	138,756
Redemptions payable to unitholders	222,571	239,250
Total liabilities	383,829	501,017

Trust Capital:
Managing Owner interest	605,521	576,320
Unitholders (15,451.569 and 17,431.417 units outstanding)	17,388,934	20,303,891
Total trust capital	17,994,455	20,880,211
Total liabilities and trust capital	$18,378,284	$21,381,228

Net asset value per unit outstanding	$1,125.38	$1,164.79

See accompanying notes.

The Millburn World Resource Trust

Condensed Schedule of Investments

December 31, 2003

Futures and Forward Currency Contracts	Net Unrealized Appreciation/ (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation/ (Depreciation)

Long Futures Contracts
Energies
Natural Gas, 20 contracts, February 2004	(1.03)%	$(186,200)
Other energies	0.17%	30,336
Total long energy contracts	(0.86)%	(155,864)
Interest rates	0.13%	23,539
Metals
Gold, 109 contracts, February 2004	1.12%	201,450
Other metals	0.50%	90,774
Total long metal contracts	1.62%	292,224
Softs	(0.11)%	(19,720)
Stock indices	0.47%	84,551
Total long futures contracts	1.25%	224,730

Short Futures Contracts
Interest rates	(0.03)%	(4,510)
Softs	—	(825)
Total short futures contracts	(0.03)%	(5,335)
Total investments in Futures Contracts (net)	1.22%	219,395

Forward Currency Contracts
Long forward currency contracts
Euro/U.S. Dollars, March 2004	3.15%	597,490
Other long forward currency contracts	2.20%	366,234
Total long forward currency contracts	5.35%	963,724

Total short forward currency contracts	(1.03)%	(185,837)
Total investments in Forward Currency Contracts (net)	4.32%	777,887

Total investment in Futures and Forward Currency Contracts	5.54%	$997,282

See accompanying notes.

Face Amount	Description	Value as a % of Trust Capital	Value

	Investments in U.S. Treasury notes
$6,300,000	U.S. Treasury notes, 4.750%, 02/15/2004	35.16%	$6,327,562
4,890,000	U.S. Treasury notes, 3.375%, 04/30/2004	27.39%	4,928,203
4,410,000	U.S. Treasury notes, 2.125%, 08/31/2004	24.68%	4,440,319
	Total investments in U.S. Treasury notes (amortized cost $15,693,475)	87.23%	$15,696,084

See accompanying notes.

The Millburn World Resource Trust

Condensed Schedule of Investments

December 31, 2002

Futures and Forward Currency Contracts	Net Unrealized Appreciation/ (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation/ (Depreciation)

Long Futures Contracts
Energies	1.49%	$308,829
Interest rates	3.24%	676,119
Metals	0.70%	146,860
Softs	(0.01)%	(1,175)
Total long futures contracts	5.42%	1,130,633

Short Futures Contracts
Grains	0.27%	56,875
Metals	(0.26)%	(53,469)
Softs	0.06%	12,488
Stock indices	0.30%	62,417
Total short futures contracts	0.37%	78,311
Total investments in Futures Contracts (net)	5.79%	1,208,944

Total long forward currency contracts	1.26%	261,953
Total short forward currency contracts	(0.59)%	(122,436)
Total investments in Forward Currency Contracts (net)	0.67%	139,517

Total investments in Futures and Forward Currency contracts	6.46%	$1,348,461

Face Amount	Description	Value as a % of Trust Capital	Value

	Investments in U.S. Treasury notes
$5,910,000	U.S. Treasury notes, 4.625%, 02/28/2003	28.45%	$5,941,397
6,420,000	U.S. Treasury notes, 4.000%, 04/30/2003	31.03%	6,478,181
6,410,000	U.S. Treasury notes, 3.875%, 07/31/2003	31.16%	6,506,150
	Total investments in U.S. Treasury notes (amortized cost $18,909,289)	90.64%	$18,925,728

See accompanying notes.

The Millburn World Resource Trust

Statements of Operations

	Years ended December 31
	2003	2002	2001
Investment income
Interest income	$253,838	$469,289	$1,467,711

Expenses
Brokerage fees	1,774,676	2,041,313	2,629,963
Administrative expenses	102,856	106,135	265,562
Total expenses	1,877,532	2,147,448	2,895,525
Net investment loss	(1,623,694)	(1,678,159)	(1,427,814)

Net realized and unrealized gains (losses)
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	1,570,413	4,970,123	2,976,868
Foreign exchange translation	(12,625)	14,048	7,631
Net change in unrealized appreciation (depreciation):
Futures and forward currency contracts	(351,179)	404,363	(5,097,889)
Foreign exchange translation	9,776	(7,369)	1,295
Net losses from U.S. Treasury notes:
Net change in unrealized appreciation	(13,830)	(72,134)	(26,025)
Total net realized and unrealized gains (losses)	1,202,555	5,309,031	(2,138,120)

Net income (loss)	$(421,139)	$3,630,872	$(3,565,934)

Net income (loss) per unit	$(39.41)	$166.57	$(137.46)

See accompanying notes.

The Millburn World Resource Trust

Statements of Changes in Trust Capital

Years ended December 31, 2003, 2002 and 2001

	Unitholders		New Profit Memo Account		Managing Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Trust capital at January 1, 2001	$33,288,797	29,311.653	$—	—	$942,196	—	$34,230,993	29,311.653
Additions	1,156,868	1,069.849	—	—	—	—	1,156,868	1,069.849
Redemptions	(6,098,870)	(5,554.030)	—	—	—	—	(6,098,870)	(5,554.030)
Additional units allocated *	—	39.381	—	—	—	—	—	39.381
Net loss	(3,524,254)	—	—	—	(41,680)	—	(3,565,934)	—
Trust capital at December 31, 2001	24,822,541	24,866.853	—	—	900,516	—	25,723,057	24,866.853
Additions	279,804	282.151	—	—	—	—	279,804	282.151
Redemptions	(8,253,522)	(7,749.040)	—	—	(500,000)	—	(8,753,522)	(7,749.040)
Additional units allocated *	—	31.453	—	—	—	—	—	31.453
Net income	3,455,068	—	—	—	175,804	—	3,630,872	—
Trust capital at December 31, 2002	20,303,891	17,431.417	—	—	576,320	—	20,880,211	17,431.417
Redemptions	(2,464,617)	(2,008.445)	—	—	—	—	(2,464,617)	(2,008.445)
Additional units allocated *	—	28.597	—	—	—	—	—	28.597
Net income (loss)	(450,340)	—	—	—	29,201	—	(421,139)	—
Trust capital at December 31, 2003	$17,388,934	15,451.569	$—	—	$605,521	—	$17,994,455	15,451.569

*                 Additional units are issued to Unitholders who are charged less than a 9.0% brokerage fee.

See accompanying notes.

The Millburn World Resource Trust

Statements of Financial Highlights

Years ended December 31

	2003		2002	2001

Per unit operating performance (for a unit of beneficial interest outstanding throughout the year)
Net income (loss) from operations:
Net investment loss	$(98.85	)(a)	$(79.26)	$(56.81)
Net realized and unrealized gains (losses) on trading of futures and forward currency contracts	60.26		248.55	(79.69)
Net losses from U.S. Treasury notes	(0.82	)(a)	(2.72)	(0.96)
Total income (loss) from operations	(39.41)		166.57	(137.46)
Net asset value, beginning of year	1,164.79		998.22	1,135.68
Net asset value, end of year	$1,125.38		$1,164.79	$998.22

Total return (%)	(3.38)		16.69	(12.10)

Ratios to average trust capital (%)
Net investment loss (%)	(8.16)		(7.37)	(4.91)
Total expenses (%)	9.39		9.36	9.70

(a)          Calculated based on weighted average number of shares during the year.

See accompanying notes.

The Millburn World Resource Trust

Notes to Financial Statements

December 31, 2003

1. Organization

The Millburn World Resource Trust (the “Trust”) was organized on June 7, 1995 under the Delaware Business Trust Act. The Trust commenced trading operations on September 13, 1995. The Trust engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

The managing owner of the Trust is Millburn Ridgefield Corporation (the “Managing Owner”). The Managing Owner manages the business of the Trust and makes all trading decisions.

The Managing Owner has agreed to make additional capital contributions, subject to certain possible exceptions in order to maintain its capital account at not less than 1% of the total capital of the Trust. The Managing Owner and the holders of the Units of Beneficial Interest (“Units”) issued by the Trust will share in any profits and losses of the Trust in proportion to the percentage interest owned by each, before brokerage fees and profit share allocations.

The Trust will terminate on December 31, 2025 or at an earlier date if certain conditions occur as defined in the Declaration of Trust and the Trust Agreement (the “Agreement”).

2. Summary of Significant Accounting Policies

Investments

The Trust records its transactions in futures and forward currency contracts, including related income and expenses, on a trade date basis.

Open futures contracts are valued at market value and open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net realized and unrealized gains (losses) in the statements of operations.

Investments in U.S. Treasury notes are valued at market value based on bid quotations reported daily in The Wall Street Journal. The Trust amortizes premiums and accretes discounts on U.S. Treasury notes using the effective interest method. Such securities are normally on deposit with financial institutions as collateral for performance of the Trust’s trading obligations with respect to derivative contracts and are held for safekeeping in a custody account.

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

3. Trust Agreement

The Trust pays brokerage fees to the Managing Owner at the annual rate of 9.0% of the Trust’s average month-end Net Assets of Unitholders’ interests (prior to reduction for accrued brokerage fees or Profit Share). The Managing Owner retains the right to charge less than the annual brokerage rate of 9.0% to those subscribers who either invest $1,000,000 or more in the Units or subscribe without incurring the selling commission paid by the Managing Owner. Brokerage fees will not be charged to capital accounts of the Managing Owner, its principals, their respective affiliates or the New Profit Memo Account. In order to maintain a uniform Net Asset Value per Unit, additional units are issued to Unitholders who are charged less than a 9.0% brokerage fee.

The Managing Owner, not the Trust, will pay all routine costs of executing and clearing the Trust’s futures trades, including brokerage fees payable to the clearing brokers. The Managing Owner also pays, from its own funds, selling commissions on all sales of Units.

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

Any profit share charged is added to the Managing Owner’s capital account to the extent that net taxable capital gains are allocated to the Managing Owner. The remainder of such profit share, if any, is added to the New Profit Memo Account. The Managing Owner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the Managing Owner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the Managing Owner’s capital account.

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

4. Due from/to Brokers

At December 31, 2003 and 2002, the due from brokers and due to brokers balances in the statements of financial condition include cash receivable from and payable to brokers.

5. Trading Activities

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2003 and 2002, net cash and treasury notes aggregating $8,650,485 and $4,517,522, respectively, included in the Trust’s equity in trading accounts were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

The Trust enters into contracts with various service providers (i.e., financial institutions, transfer agent, etc.) that contain a variety of indemnifications. The Trust’s maximum exposure under these arrangements is unknown . However, the Trust has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

6. Derivative Instruments

The Trust is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward currency contracts which may be traded on an exchange (“exchange-traded contracts”) or over-the-counter (“OTC contracts”).

The Trust records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Trust enters into master netting agreements with most of its counterparties. Therefore, assets represent the Trust’s unrealized gains, less unrealized losses for OTC contracts in which the Trust has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

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

Forward currency contracts entered into by the Trust represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments, including market risk, credit risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Trust contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts underlying the financial instruments or the Trust’s satisfaction of the obligations may exceed the amount recognized in the statements of financial condition.

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

Derivative contracts with a net unrealized gain (asset) of $777,887 and $139,517 at December 31, 2003 and 2002, respectively are related to forward currency contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Trust views its credit exposure to be $1,101,253 and $785,172 at December 31, 2003 and 2002, respectively, representing the fair value of OTC contracts in an unrealized gain position.

The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures and forward currency transactions of the Trust are cleared by major securities firms pursuant to customer agreements. The Trust limits its concentration risk by executing trades and maintaining accounts with several brokers.

The Trust is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and to political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the functional currency. Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to the functional currency (U.S. Dollar).

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type denominated in the functional currency at December 31, 2003 and 2002 is detailed below:

	December 31,
	2003		2002
Currency Type	Total Net Unrealized Appreciation/ (Depreciation)	Percent of Total	Total Net Unrealized Appreciation/ (Depreciation)	Percent of Total

British pound	$1,767	0.18%	$30,715	2.28%
Euro	71,631	7.18	572,349	42.44
Hong Kong dollar	5,873	0.59	30,692	2.28
Japanese yen	(19,903)	(2.00)	(56,294)	(4.17)
Norwegian krona	(65,619)	(6.58)	(12,906)	(0.96)
U.S. dollar	1,003,533	100.63	783,905	58.13
Total	$997,282	100.00%	$1,348,461	100.00%

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

8. Subsequent Events

As of February 17, 2004, Unitholders made withdrawals of approximately $456,102.