Form 10-K, Exhibit 13
period 2004-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2005-03-31
CIK 943487

EXHIBIT 13.01

The Millburn World
Resource Trust

Financial Statements for the
Years Ended December 31, 2004, 2003 and 2002 and
Report of Independent Registered Public Accounting Firm

THE MILLBURN WORLD RESOURCE TRUST

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust at December 31, 2004 and 2003, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years ended December 31, 2004, 2003 and 2002 are complete and accurate.

George E. Crapple, Co-Chief Executive Officer

Millburn Ridgefield Corporation

Managing Owner of The Millburn World Resource Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of
The Millburn World Resource Trust

We have audited the accompanying statement of financial condition of The Millburn World Resource Trust (the “Trust”) as of December 31, 2004, including the condensed schedule of investments, and the related statements of operations, changes in trust capital and financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial statements and financial highlights for the years ended December 31, 2003 and 2002, including the condensed schedule of investments for 2003, were audited by other auditors whose report dated February 17, 2004, expresses an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2004, and the results of its operations, changes in trust capital and financial highlights for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 28, 2005

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF FINANCIAL CONDITION

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $2,433,710 and $8,181,547)	$2,431,481	$8,181,553
Net unrealized appreciation on open futures and forward currency contracts	262,727	1,186,052
Net unrealized depreciation on open futures and forward currency contracts	(22,602)	(188,770)
Due from brokers	299,981	402,071
Cash denominated in foreign currencies (cost $93,604 and $64,388)	95,419	66,861

Total equity in trading accounts	3,067,006	9,647,767

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $5,459,734 and $7,511,928)	5,452,919	7,514,531
CASH AND CASH EQUIVALENTS	661,189	1,043,177
ACCRUED INTEREST RECEIVABLE	20,344	172,809

TOTAL	$9,201,458	$18,378,284

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Due to brokers	$—	$28,463
Accrued expenses	59,769	10,854
Accrued brokerage fees	60,526	121,941
Redemptions payable	635,820	222,571

Total liabilities	756,115	383,829

TRUST CAPITAL:
Managing owner interest	183,872	605,521
Unitholders (7,635.974 and 15,451.569 units outstanding)	8,261,471	17,388,934

Total trust capital	8,445,343	17,994,455

TOTAL	$9,201,458	$18,378,284

NET ASSET VALUE PER UNIT OUTSTANDING	$1,081.91	$1,125.38

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2004

Futures and Forward Currency Contracts	Net Unrealized Appreciation (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation (Depreciation)

FUTURES CONTRACTS
Long futures contracts:
Energies	(0.38)%	$(31,992)
Interest rates	0.05	3,807
Livestock	0.01	860
Metals	0.12	10,201
Softs	0.24	20,405
Stock indices	0.89	75,077

Total long futures contracts	0.93	78,358

Short futures contracts:
Energies	0.20	16,788
Grains	0.23	19,498
Interest rates	0.01	1,226
Metals	0.04	3,050
Softs	(0.02)	(2,015)

Total short futures contracts	0.46	38,547

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	1.39	116,905

FORWARD CURRENCY CONTRACTS

Total long forward currency contracts	3.56	300,917

Total short forward currency contracts	(2.10)	(177,697)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	1.46	123,220

TOTAL	2.85%	$240,125

(Continued)

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2004

U.S. Treasury Notes

Face Amount	Description	Value as a % of Trust Capital	Value

$2,560,000	U.S. Treasury Notes, 1.500%, 02/28/2005	30.29%	$2,558,400
2,800,000	U.S. Treasury Notes, 1.250%, 05/31/2005	32.99	2,786,000
2,560,000	U.S. Treasury Notes, 1.875%, 11/30/2005	30.08	2,540,000

	Total investments in U.S. Treasury notes (amortized cost $7,893,444)	93.36%	$7,884,400

See notes to financial statements.	(Concluded)

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2003

Futures and Forward Currency Contracts	Net Unrealized Appreciation (Depreciation) as a % of Trust Capital	Net Unrealized Appreciation (Depreciation)

FUTURES CONTRACTS
Long futures contracts:
Energies:
Natural Gas, 20 contracts—February 2004	(1.03)%	$(186,200)
Other energies	0.17	30,336

Total long energy contracts	(0.86)	(155,864)

Interest rates	0.13	23,539

Metals:
Gold, 109 contracts—February 2004	1.12	201,450
Other metals	0.50	90,774

Total long metal contracts	1.62	292,224

Softs	(0.11)	(19,720)
Stock indices	0.47	84,551

Total long futures contracts	1.25	224,730

Short futures contracts:
Interest rates	(0.03)	(4,510)
Softs	—	(825)

Total short futures contracts	(0.03)	(5,335)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	1.22	219,395

FORWARD CURRENCY CONTRACTS
Long forward currency contracts:
Euro/U.S. Dollars—March 2004	3.15	597,490
Other long forward currency contracts	2.20	366,234

Total long forward currency contracts	5.35	963,724

Total short forward currency contracts	(1.03)	(185,837)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	4.32	777,887

TOTAL	5.54%	$997,282

(Continued)

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2003

U.S. Treasury Notes

Face Amount	Description	Value as a % of Trust Capital	Value

$6,300,000	U.S. Treasury Notes, 4.750%, 02/15/2004	35.16%	$6,327,562
4,890,000	U.S. Treasury Notes, 3.375%, 04/30/2004	27.39	4,928,203
4,410,000	U.S. Treasury Notes, 2.125%, 08/31/2004	24.68	4,440,319

	Total investments in U.S. Treasury notes (amortized cost $15,693,475)	87.23%	$15,696,084

See notes to financial statements.	(Concluded)

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002

INVESTMENT INCOME:
Interest income	$134,837	$253,838	$469,289

EXPENSES:
Brokerage fees	1,003,462	1,774,676	2,041,313
Administrative expenses	94,492	100,000	106,135
Custody fees	1,257	2,856	—

Total expenses	1,099,211	1,877,532	2,147,448

NET INVESTMENT LOSS	(964,374)	(1,623,694)	(1,678,159)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	1,201,009	1,570,413	4,970,123
Foreign exchange translation	14,350	(12,625)	14,048
Net change in unrealized appreciation (depreciation):
Futures and forward currency contracts	(757,157)	(351,179)	404,363
Foreign exchange translation	(658)	9,776	(7,369)
Net losses from U.S. Treasury Notes:
Net realized loss	(1,964)	—	—
Net change in unrealized appreciation (depreciation)	(11,653)	(13,830)	(72,134)

TOTAL NET REALIZED AND UNREALIZED GAINS	443,927	1,202,555	5,309,031

NET INCOME (LOSS)	$(520,447)	$(421,139)	$3,630,872

NET INCOME (LOSS) PER UNIT	$(43.47)	$(39.41)	$166.57

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

			New Profit Memo		Managing
	Unitholders		Account		Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL—January 1, 2002	$24,822,541	24,866.853	$—	—	$900,516	—	$25,723,057	24,866.853

Subscriptions	279,804	282.151	—	—	—	—	279,804	282.151
Redemptions	(8,253,522)	(7,749.040)	—	—	(500,000)	—	(8,753,522)	(7,749.040)
Additional units allocated *	—	31.453	—	—	—	—	—	31.453
Net income	3,455,068	—	—	—	175,804	—	3,630,872	—

TRUST CAPITAL—December 31, 2002	20,303,891	17,431.417	—	—	576,320	—	20,880,211	17,431.417

Redemptions	(2,464,617)	(2,008.445)	—	—	—	—	(2,464,617)	(2,008.445)
Additional units allocated *	—	28.597	—	—	—	—	—	28.597
Net income (loss)	(450,340)	—	—	—	29,201	—	(421,139)	—

TRUST CAPITAL—December 31, 2003	17,388,934	15,451.569	—	—	605,521	—	17,994,455	15,451.569

Redemptions	(8,578,665)	(7,827.688)	—	—	(450,000)	—	(9,028,665)	(7,827.688)
Additional units allocated *	—	12.093	—	—	—	—	—	12.093
Net income (loss)	(548,798)	—	—	—	28,351	—	(520,447)	—

TRUST CAPITAL—December 31, 2004	$8,261,471	7,635.974	$—	—	$183,872	—	$8,445,343	7,635.974

*  Additional units are issued to Unitholders who are charged less than a 9.0% brokerage fee.

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004		2003		2002

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss	$(91.83	)(a)	$(98.85	)(a)	$(79.26	)(a)
Net realized and unrealized gains on trading of futures and forward currency contracts	49.61		60.26		248.55
Net losses from U.S. Treasury notes	(1.25	)(a)	(0.82	)(a)	(2.72	)(a)

TOTAL INCOME (LOSS) FROM OPERATIONS	(43.47)		(39.41)		166.57

NET ASSET VALUE—Beginning of year	1,125.38		1,164.79		998.22

NET ASSET VALUE—End of year	$1,081.91		$1,125.38		$1,164.79

TOTAL RETURN	(3.86)%		(3.38)%		16.69%

RATIOS TO AVERAGE TRUST CAPITAL:
Net investment loss	(8.61)%		(8.16)%		(7.37)%

TOTAL EXPENSES	9.76%		9.39%		9.36%

(a) Calculated based on weighted average number of units during the year.

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

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

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments—The Trust records its transactions in futures and forward currency contracts, including related income and expenses, on a trade date basis.

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

Fair Value of Financial Instruments—The fair value of the Trust’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition.

Foreign Currency Translation—Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

Income Taxes—Income taxes have not been provided, as each Unitholder is individually liable for the taxes, if any, on their share of the Trust’s income and expenses.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset—The customer agreements between the Trust and some of its brokers give the Trust the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Reclassifications—Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. Such reclassifications have no impact on the previously reported net income (loss) after profit share to Managing Owner.

3.                      TRUST AGREEMENT

The Trust pays brokerage fees to the Managing Owner at the annual rate of 9.0% of the Trust’s average month-end Net Assets of Unitholders’ interests (prior to reduction for accrued brokerage fees or Profit Share). The Managing Owner retains the right to charge less than the annual brokerage rate of 9.0% to those subscribers who either invest $1,000,000 or more in the Units or subscribe without incurring the selling commission paid by the Managing Owner. Brokerage fees will be charged to capital accounts of the Managing Owner, its principals, their respective affiliates or the New Profit Memo Account only to the extent of charges paid to third party executing and clearing brokers. In order to maintain a uniform Net Asset Value per Unit, additional units are issued to Unitholders who are charged less than a 9.0% brokerage fee.

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

The Trust pays its legal, accounting, auditing, printing, postage and similar administrative expenses (including the Trustee’s fees and the charges of an outside accounting services agency), as well as extraordinary costs.

Units may be redeemed, at the option of any Unitholder, at Net Asset Value (as defined in the Agreement) as of the close of business on the last business day of any calendar month on ten business days’ written notice to the Managing Owner.

4.                      DUE FROM/TO BROKERS

At December 31, 2004 and 2003, the due from brokers and due to brokers balances in the statements of financial condition include cash receivable from and payable to brokers.

5.                      TRADING ACTIVITIES

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2004 and 2003, cash, due from brokers, and treasury notes aggregating $2,826,881 and $8,650,485, respectively, included in the Trust’s equity in trading accounts were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

The Trust enters into contracts with various service providers (i.e., financial institutions, transfer agent, etc.) that contain a variety of indemnifications. The Trust’s maximum exposure under these arrangements is unknown. However, the Trust has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

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

Market risk is the potential change in the value of the instruments traded by the Trust due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Trust contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts and the Trust’s satisfaction of its obligations related to such market value changes may exceed the amount recognized in the statements of financial condition.

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

Derivative contracts with a net unrealized gain (asset) of $123,220 and $777,887 at December 31, 2004 and 2003, respectively, are related to forward currency contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Trust views its credit exposure to be $348,911 and $1,101,253 at

December 31, 2004 and 2003, respectively, representing the fair value of OTC contracts in an unrealized gain position.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so. The Managing Owner’s market risk control procedures includes diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms pursuant to customer agreements. For all forward currency transactions, the Trust utilizes a single clearing broker which is a major financial institution.

The Trust is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and the effects of political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the functional currency. Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to the functional currency (U.S. Dollar).

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type denominated in the functional currency at December 31, 2004 and 2003 is detailed below:

	December 31
	2004		2003
Currency Type	Total Net Unrealized Appreciation (Depreciation)	Percent of Total	Total Net Unrealized Appreciation (Depreciation)	Percent of Total

Aussie dollar	$13,008	5.42%	$—	—%
British pound	192	0.08	1,767	0.18
Canadian dollar	3,824	1.59	—	—
Euro	(258)	(0.11)	71,631	7.18
Hong Kong dollar	(1,209)	(0.50)	5,873	0.59
Japanese yen	19,566	8.15	(19,903)	(2.00)
Norwegian krona	(25,613)	(10.67)	(65,619)	(6.58)
Polish zloty	12,475	5.20	—	—
Swedish krona	(6,719)	(2.80)	—	—
South African rand	7,086	2.95	—	—
U.S. dollar	217,773	90.69	1,003,533	100.63

Total	$240,125	100.00%	$997,282	100.00%

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

******