Form 10-K, Exhibit 13
period 2005-12-31
MILLBURN WORLD RESOURCE TRUST
filed 2006-03-31
CIK 943487

EXHIBIT 13.01

The Millburn World Resource Trust

Financial Statements for the Years Ended

December 31, 2005, 2004 and 2003 and

Report of Independent Registered

Public Accounting Firm

THE MILLBURN WORLD RESOURCE TRUST

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition at December 31, 2005 and 2004	2

Condensed Schedules of Investments at December 31, 2005 and 2004	3-6

Statements of Operations for the Years Ended December 31, 2005, 2004 and 2003	7

Statements of Changes in Trust Capital for the Years Ended December 31, 2005, 2004 and 2003	8

Statements of Financial Highlights for the Years Ended December 31, 2005, 2004 and 2003	9

Notes to Financial Statements for the Years Ended December 31, 2005, 2004 and 2003	10-14

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of The Millburn World Resource Trust at December 31, 2005 and 2004, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years ended December 31, 2005, 2004 and 2003, are complete and accurate.

George E. Crapple, Co-Chief Executive Officer

Millburn Ridgefield Corporation

Managing Owner of The Millburn World Resource Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of

The Millburn World Resource Trust:

We have audited the accompanying statements of financial condition of The Millburn World Resource Trust (the “Trust”) as of December 31, 2005 and 2004, including the condensed schedules of investments, and the related statements of operations, changes in trust capital and financial highlights for the years  then ended. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements and financial highlights for the year ended December 31, 2003 were audited by other auditors whose report dated February 17, 2004 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Millburn World Resource Trust at December 31, 2005 and 2004, and the results of its operations, changes in trust capital and financial highlights for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 27, 2006

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF FINANCIAL CONDITION

AT DECEMBER 31, 2005 AND 2004

	2005	2004

ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $2,324,375 and $2,433,710)	$2,320,797	$2,431,481
Net unrealized appreciation on open futures and forward currency contracts	43,826	262,727
Net unrealized depreciation on open futures contracts	(2,030)	(22,602)
Due from brokers	332,333	299,981
Cash denominated in foreign currencies (cost $79,292 and $93,604)	78,108	95,419

Total equity in trading accounts	2,773,034	3,067,006

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $2,893,757 and $5,459,734)	2,886,966	5,452,919

CASH AND CASH EQUIVALENTS	720,792	661,189

ACCRUED INTEREST RECEIVABLE	22,777	20,344

TOTAL	$6,403,569	$9,201,458

LIABILITIES AND TRUST CAPITAL

LIABILITIES:
Due to brokers	$60,388	$—
Accrued expenses	24,428	59,769
Accrued brokerage fees	44,411	60,526
Redemptions payable	260,359	635,820

Total liabilities	389,586	756,115

TRUST CAPITAL:
Managing owner interest	203,136	183,872
Unitholders (5,300.162 and 7,635.974 units outstanding)	5,810,847	8,261,471

Total trust capital	6,013,983	8,445,343

TOTAL	$6,403,569	$9,201,458

NET ASSET VALUE PER UNIT OUTSTANDING	$1,096.35	$1,081.91

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

	Net Unrealized Appreciation (Depreciation) as a% of Trust Capital	Net Unrealized Appreciation (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
LONG FUTURES CONTRACTS:
Energies	0.12%	$7,440
Grains	0.37	22,408
Interest rates	0.19	11,628
Livestock	(0.06)	(4,000)
Metals	1.84	110,272
Softs	1.34	80,886
Stock indices	0.50	29,984

Total long futures contracts	4.30	258,618

SHORT FUTURES CONTRACTS:
Grains	(0.41)	(24,443)
Interest rates	0.47	28,285
Metals	0.04	2,480
Softs	(0.36)	(22,230)

Total short futures contracts	(0.26)	(15,908)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	4.04	242,710

FORWARD CURRENCY CONTRACTS:
TOTAL LONG FORWARD CURRENCY CONTRACTS	(2.54)	(152,675)
TOTAL SHORT FORWARD CURRENCY CONTRACTS	(0.80)	(48,239)

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS—Net	(3.34)	(200,914)

TOTAL	0.70%	$41,796

(Continued)

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

U.S. TREASURY NOTES

Face Amount	Description	Value as a % of Trust Capital	Value

$1,460,000	U.S. Treasury Notes, 1.625%, 02/28/06	24.19%	$1,454,525
1,560,000	U.S. Treasury Notes, 2.500%, 05/31/06	25.75	1,548,300
875,000	U.S. Treasury Notes, 2.375%, 08/15/06	14.37	864,063
1,360,000	U.S. Treasury Notes, 2.875%, 11/30/06	22.28	1,340,875

	Total investments in U.S. Treasury notes
	(amortized cost $5,218,132)	86.59%	$5,207,763

See notes to financial statements.

(Concluded)

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2004

	Net Unrealized Appreciation (Depreciation) as a% of Trust Capital	Net Unrealized Appreciation (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	(0.38)%	$(31,992)
Interest rates	0.05	3,807
Livestock	0.01	860
Metals	0.12	10,201
Softs	0.24	20,405
Stock indices	0.89	75,077

Total long futures contracts	0.93	78,358

SHORT FUTURES CONTRACTS:
Energies	0.20	16,788
Grains	0.23	19,498
Interest rates	0.01	1,226
Metals	0.04	3,050
Softs	(0.02)	(2,015)

Total short futures contracts	0.46	38,547

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	1.39	116,905

FORWARD CURRENCY CONTRACTS:
TOTAL LONG FORWARD CURRENCY CONTRACTS	3.56	300,917
TOTAL SHORT FORWARD CURRENCY CONTRACTS	(2.10)	(177,697)

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS—Net	1.46	123,220

TOTAL	2.85%	$240,125

(Continued)

THE MILLBURN WORLD RESOURCE TRUST

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2004

U.S. TREASURY NOTES

Face Amount	Description	Value as a % of Trust Capital	Value

$2,560,000	U.S. Treasury Notes, 1.500%, 02/28/2005	30.29%	$2,558,400
2,800,000	U.S. Treasury Notes, 1.250%, 05/31/2005	32.99	2,786,000
2,560,000	U.S. Treasury Notes, 1.875%, 11/30/2005	30.08	2,540,000

	Total investments in U.S. Treasury notes
	(amortized cost $7,893,444)	93.36%	$7,884,400

See notes to financial statements.

(Concluded)

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

INVESTMENT INCOME:
Interest income	$182,141	$134,837	$253,838

EXPENSES:
Brokerage fees	593,517	1,003,462	1,774,676
Administrative expenses	26,951	94,492	100,000
Custody fees	1,045	1,257	2,856

Total expenses	621,513	1,099,211	1,877,532

NET INVESTMENT LOSS	(439,372)	(964,374)	(1,623,694)

NET REALIZED AND UNREALIZED
GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	612,445	1,201,009	1,570,413
Foreign exchange translation	(10,365)	14,350	(12,625)
Net change in unrealized appreciation/depreciation:
Futures and forward currency contracts	(198,329)	(757,157)	(351,179)
Foreign exchange translation	(2,999)	(658)	9,776
Net losses from U.S. Treasury Notes:
Net realized loss	—	(1,964)	—
Net change in unrealized appreciation/depreciation	(1,325)	(11,653)	(13,830)

TOTAL NET REALIZED AND
UNREALIZED GAINS	399,427	443,927	1,202,555

NET LOSS	$(39,945)	$(520,447)	$(421,139)

NET INCOME (LOSS) PER UNIT *	$14.44	$(43.47)	$(39.41)

*            The amount shown per unit in 2005 does not correspond with the net loss because of the timing of redemptions of the Trust’s units in relation to the fluctuating value of the Trust’s investments during  the year.

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

			New Profit Memo		Managing
	Unitholders		Account		Owner		Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units

TRUST CAPITAL—January 1, 2003	$20,303,891	17,431.417	$—	—	$576,320	—	$20,880,211	17,431.417

Redemptions	(2,464,617)	(2,008.445)	—	—	—	—	(2,464,617)	(2,008.445)
Additional units allocated *	—	28.597	—	—	—	—	—	28.597
Net income (loss)	(450,340)	—	—	—	29,201	—	(421,139)	—

TRUST CAPITAL—December 31, 2003	17,388,934	15,451.569	—	—	605,521	—	17,994,455	15,451.569

Redemptions	(8,578,665)	(7,827.688)	—	—	(450,000)	—	(9,028,665)	(7,827.688)
Additional units allocated *	—	12.093	—	—	—	—	—	12.093
Net income (loss)	(548,798)	—	—	—	28,351	—	(520,447)	—

TRUST CAPITAL—December 31, 2004	8,261,471	7,635.974	—	—	183,872	—	8,445,343	7,635.974

Redemptions	(2,391,415)	(2,335.812)	—	—	—	—	(2,391,415)	(2,335.812)
Additional units allocated *	—	—	—	—	—	—	—	—
Net income (loss)	(59,209)	—	—	—	19,264	—	(39,945)	—

TRUST CAPITAL—December 31, 2005	$5,810,847	5,300.162	$—	—	$203,136	—	$6,013,983	5,300.162

* Additional units are issued to Unitholders who are charged less than a 9.0% brokerage fee.

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

STATEMENTS OF FINANCIAL HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005		2004		2003

PER UNIT OPERATING PERFORMANCE (FOR A UNIT OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT THE YEAR):
Net income (loss) from operations:
Net investment loss	$(69.40	)(a)	$(91.83	)(a)	$(98.85	)(a)
Net realized and unrealized gains on trading of futures and forward currency contracts	84.05		49.61		60.26
Net losses from U.S. Treasury notes	(0.21	)(a)	(1.25	)(a)	(0.82	)(a)

TOTAL INCOME (LOSS) FROM OPERATIONS	14.44		(43.47)		(39.41)

NET ASSET VALUE—Beginning of year	1,081.91		1,125.38		1,164.79

NET ASSET VALUE—End of year	$1,096.35		$1,081.91		$1,125.38

TOTAL RETURN	1.33%		(3.86)%		(3.38)%

RATIOS TO AVERAGE TRUST CAPITAL:
NET INVESTMENT LOSS	(6.77)%		(8.61)%		(8.16)%

TOTAL EXPENSES	9.48%		9.76%		9.39%

(a) Calculated based on weighted average number of units during the year.

See notes to financial statements.

THE MILLBURN WORLD RESOURCE TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.                    ORGANIZATION

The Millburn World Resource Trust (the “Trust”) was organized on June 7, 1995, under the Delaware Business Trust Act. The Trust commenced trading operations on September 13, 1995. The Trust engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Trust are volatile and involve a high degree of market risk.

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

The Trust will terminate on December 31, 2025, or at an earlier date if certain conditions occur as defined in the Declaration of Trust and the Trust Agreement (the “Agreement”).

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

4.                    DUE FROM/TO BROKERS

At December 31, 2005 and 2004, the due from brokers and due to brokers balances in the statements of financial condition include cash receivable from and payable to brokers.

5.                    TRADING ACTIVITIES

The Trust conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2005 and 2004, cash, due from brokers and Treasury notes aggregating $2,731,238 and $2,826,881, respectively, included in the Trust’s equity in trading accounts were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Trust must rely solely on the credit of the individual counterparties. The contract amounts of the forward and futures contracts do not represent the Trust’s risk of loss due to counterparty nonperformance. The Trust’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $1,389,599 and $1,478,206 at December 31, 2005 and 2004, respectively.

The Managing Owner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so. The Managing Owner’s market risk control procedures include diversification of the Trust’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The Managing Owner seeks to minimize credit risk primarily by depositing and maintaining the Trust’s assets at financial institutions and brokers which the Managing Owner believes to be creditworthy. The Trust’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Trust are cleared by major securities firms pursuant to customer agreements. For all forward currency transactions, the Trust utilizes a single clearing broker which is a major financial institution.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type denominated in the functional currency at December 31, 2005 and 2004, is detailed below:

	December 31
	2005		2004
Currency Type	Total Net Unrealized Appreciation (Depreciation)	Percent of Total	Total Net Unrealized Appreciation (Depreciation)	Percent of Total

Australian dollar	$12,013	28.74%	$13,008	5.42%
British pound	(439)	(1.05)	192	0.08
Canadian dollar	18,962	45.37	3,824	1.59
Euro	41,803	100.01	(258)	(0.11)
Hong Kong dollar	(5,920)	(14.16)	(1,209)	(0.50)
Japanese yen	(64,721)	(154.85)	19,566	8.15
Norwegian krona	(5,913)	(14.15)	(25,613)	(10.67)
Polish zloty	3,799	9.09	12,475	5.20
Swedish krona	(78)	(0.19)	(6,719)	(2.80)
South African rand	7,760	18.57	7,086	2.95
U.S. dollar	34,530	82.62	217,773	90.69

Total	$41,796	100.00%	$240,125	100.00%

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

*******